UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, DC 20549

SCHEDULE 14A

(RULE 14a-101)

SCHEDULE 14A INFORMATION

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DUPONT FABROS TECHNOLOGY, INC.

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1212 New York Avenue, NW, Suite 900

Washington, DC 20005

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 19, 2010

To Our Stockholders:

You are cordially invited to attend the Annual Meeting of Stockholders (the “Annual Meeting”) of DuPont Fabros Technology, Inc. (the “Company,” “we,” “our” or “us”) on May 19, 2010, at 9:00 a.m., Eastern time, at the Embassy Suites Dulles North, 44610 Waxpool Road, Ashburn, VA 20147, to consider and take action on the following:

1.	To elect seven members to the Board of Directors for a term of one year each;

2.	To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010; and

3.	To transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

Our Board of Directors has fixed the close of business on March 26, 2010, as the record date for determining the stockholders entitled to notice of and to vote at our Annual Meeting. Only stockholders of record as of the close of business on March 26, 2010, are entitled to notice of and to vote at the Annual Meeting and at any adjournment or postponement thereof. You may vote by mail by completing and returning the enclosed proxy in the envelope provided. Please see the attached proxy statement for more details on how you can vote.

The Board of Directors appreciates and encourages your participation in the Annual Meeting. Whether or not you plan to attend the Annual Meeting, it is important that your shares be represented. Accordingly, please complete, sign, date and return the enclosed proxy card to vote your shares by mail. If you attend the Annual Meeting, you may revoke your proxy and vote in person. Your proxy is revocable in accordance with the procedures set forth in this proxy statement.

By order of the Board of Directors,

Lammot J. du Pont

Executive Chairman of the Board

Washington, DC

April 7, 2010

DUPONT FABROS TECHNOLOGY, INC.

1212 New York Avenue, NW, Suite 900

Washington, DC 20005

PROXY STATEMENT

GENERAL INFORMATION

Proxy Solicitation

We have furnished this proxy statement in connection with the solicitation of proxies by our Board of Directors for use at the Annual Meeting of Stockholders (the “Annual Meeting”) to be held at the Embassy Suites Dulles North, 44610 Waxpool Road, Ashburn, VA 20147, on May 19, 2010, at 9:00 a.m., Eastern time, and at any adjournment and postponement thereof. Our Board of Directors requests that you allow your shares to be represented and voted at the Annual Meeting by the proxy holders named on the enclosed card. This proxy statement and the accompanying proxy card were first sent to stockholders on or about April 14, 2010.

The mailing address of our principal executive offices is 1212 New York Avenue, NW, Suite 900, Washington, DC 20005. We maintain an internet website at www.dft.com. Information at or connected to our website is not and should not be considered part of this proxy statement.

We will bear the costs of this solicitation, including the costs of preparing, assembling and mailing proxy materials and the handling and tabulation of proxies received. In addition to solicitation by mail, proxies may be solicited by our directors, officers and employees, for no additional compensation, by telephone, personal interviews or otherwise. We have requested banks, brokers or other nominees and fiduciaries to forward the proxy materials to beneficial owners of our common stock and to obtain authorization for the execution of proxies. We will reimburse such parties for their reasonable expenses in forwarding proxy materials to beneficial owners upon request.

No person is authorized to give any information or to make any representation not contained in this proxy statement and, if given or made, you should not rely on that information or representation as having been authorized by us. The delivery of this proxy statement does not imply that there has been no change in the information set forth since the date of this proxy statement.

Purposes of the Annual Meeting

The purposes of the Annual Meeting are to: (1) elect seven members to the Board of Directors; (2) ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010; and (3) transact such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof. Our Board of Directors knows of no other matters to be brought before the Annual Meeting.

VOTING

How to Vote Your Shares

If you hold shares of our common stock in your own name as a holder of record—and not through a broker, bank or other nominee—you may vote your shares in person at our Annual Meeting. To vote in person, you must attend the Annual Meeting and obtain and submit a ballot, which will be provided at the meeting.

If you are a record holder and cannot attend the Annual Meeting in person, or you wish to have your shares voted by proxy even if you do attend our Annual Meeting, you may instruct the proxy holders named on the enclosed proxy card to vote your shares by completing, signing, dating and mailing the proxy card in the postage-paid envelope provided. Properly signed and returned proxies will be voted in accordance with the instructions contained therein. If the proxy card is signed, dated and returned, but voting directions are not made, the proxy will be voted “FOR” each of the seven director nominees, “FOR” the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm and in such manner as the proxy holders named on the enclosed proxy card, in their discretion, determine upon such other business as may properly come before the Annual Meeting or any adjournment or postponement thereof.

If your shares of our common stock are held through a broker, bank or other nominee (collectively referred to as “brokers”), under applicable rules of the New York Stock Exchange (the “NYSE”) (the exchange on which our common stock is traded), the brokers will vote your shares according to the specific instructions they receive from you. If brokers that hold shares of our common stock for a beneficial owner do not receive voting instructions from that owner, the broker may vote on the proposal if it is considered a “routine” matter under the NYSE’s rules. Under recent amendments to the rules of the NYSE, the election of directors is no longer a “routine” matter as to which brokerage firms may vote in their discretion on behalf of clients who have not furnished voting instructions with respect to an uncontested director election. Because we have a plurality voting standard, however, broker non-votes will not affect the outcome of the vote on the election of directors. The ratification of the appointment of an independent registered public accounting firm at our Annual Meeting is considered a “routine” matter for which specific instructions from beneficial owners are not required under the NYSE’s rules for brokers to vote such shares.

If you do not provide voting instructions to your broker for our common stock held in nominee or street name, your brokerage firm may either (1) vote your shares on “routine” matters, including this year’s ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010, or (2) leave your shares unvoted. As discussed above, if you do not provide specific voting instructions to your broker and your broker returns the signed proxy card, but leaves your shares unvoted, the named proxy holders will vote your shares in their discretion. To be certain that your shares are voted at our Annual Meeting, we encourage you to provide instructions to your brokerage firm or return your proxy.

How to Revoke Your Proxy

If you hold shares of our common stock in your own name as a holder of record, you may revoke a previously granted proxy at any time before it is exercised at our Annual Meeting by taking any of the following actions:

•	notifying our Secretary in writing that you would like to revoke your proxy;

•	completing a proxy card with a later date and by returning it to us at or before our Annual Meeting; or

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attending our Annual Meeting and voting in person. Note, however, that your attendance at our Annual Meeting, by itself, will not revoke a proxy that you have already returned to us; you must also vote your shares in person at our Annual Meeting to revoke an earlier proxy.

If your shares of common stock are held on your behalf by a broker, you must contact the broker to receive instructions as to how you may revoke your proxy instructions.

Record Date for Our Annual Meeting; Who Can Vote at Our Annual Meeting; Voting Procedures and Vote Required

Our Board of Directors has fixed the close of business on March 26, 2010, as the record date for the determination of stockholders entitled to receive notice of and to vote at the Annual Meeting and all adjournments or postponements thereof. As of the close of business on March 26, 2010, the record date, we had outstanding 44,160,631 shares of our common stock. On all matters to come before the Annual Meeting, each holder of our common stock will be entitled to one vote for each share owned.

The representation in person or by proxy of stockholders entitled to cast a majority of all of the votes entitled to be cast at the Annual Meeting is necessary for a quorum. If you have returned valid proxy instructions or if you hold your common stock in your own name as a holder of record and attend the Annual Meeting in person, your shares will be counted for the purpose of determining whether a quorum is present. If a quorum is not present, the Annual Meeting may be adjourned by the chairman of the meeting until a quorum has been obtained.

The vote of a plurality of all the votes cast at the Annual Meeting at which a quorum is present is necessary for the election of a director. There is no cumulative voting in the election of directors. The vote of a majority of all the votes cast at the Annual Meeting at which a quorum is present is necessary to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010. The affirmative vote of a majority of the votes cast at the Annual Meeting is necessary for approval of any other business that may properly come before the Annual Meeting.

For purposes of the election of directors and the ratification of the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010, abstentions will not be counted as votes cast and will have no effect on the result of either vote, although they will be considered present for the purpose of determining the presence of a quorum.

PROPOSAL ONE

ELECTION OF DIRECTORS

The Board of Directors has fixed the number of directors at seven. The seven persons named below, each of whom currently serves on our Board, have been nominated to serve on the Board of Directors until our 2011 Annual Meeting of Stockholders and until their respective successors are elected and qualified. The Board of Directors has no reason to believe that any of the persons named below as a nominee for our Board will be unable, or will decline, to serve if elected. A vote of a plurality of all the votes cast at the Annual Meeting at which a quorum is present is necessary for the election of a director. There is no cumulative voting in the election of directors.

Below we identify and describe the key experience, qualifications and skills that we believe are necessary for one or more of our directors to possess and are important in light of our business. Each director’s experiences, qualifications and skills that the Nominating and Corporate Governance Committee considered in their re-nomination are included in their individual biographies.

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Leadership experience. We believe that directors with experience in significant leadership positions over an extended period provide us with important insights. These people generally possess extraordinary leadership qualities and the ability to identify and develop those qualities in others. They demonstrate a practical understanding of organizations, processes, strategy, risk management and the methods to produce growth. Through their service as top leaders at other organizations, they also have access to important sources of market intelligence, analysis and relationships that benefit us.

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Finance experience. We believe that an understanding of finance and financial reporting processes is important for our directors. We measure our operating and strategic performance by reference to financial targets. In addition, accurate financial reporting and robust auditing are critical to our success. We seek to have at least one director who qualifies as an audit committee financial expert, and we expect all of our directors to be financially knowledgeable.

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Industry experience. We seek to have directors with experience as executives, directors or in other leadership positions in the real estate industry and with real estate investment trusts, or REITs, given the numerous operating and structural requirements under the Internal Revenue Code’s rules and related regulations with which REITs must comply.

The Nominating and Corporate Governance Committee does not have a formal policy specifying how diversity of background and personal experience should be applied in identifying or evaluating director candidates. A director candidate’s background and personal experience, however, will be significant in the Nominating and Corporate Governance Committee’s candidate identification and evaluation process to help ensure that the Board remains sensitive and responsive to the needs and interests of our customers, stockholders and other stakeholders.

Nominees for Election as Directors

The table below sets forth the names and biographical information of each of the directors nominated for election at the Annual Meeting.

Name	Principal Occupation	Director Since	Age
Lammot J. du Pont	Executive Chairman of the Board of the Company	2007	43
Hossein Fateh	President and Chief Executive Officer of the Company	2007	42
Mark Amin	Chief Executive Officer of Sobini Films	2007	60
Michael A. Coke	President and Chief Financial Officer of Terreno Realty Corporation	2007	42
Thomas D. Eckert	President and Chief Executive Officer of Capital Automotive Real Estate Services, Inc.	2007	62
Frederic V. Malek	Chairman of Thayer Capital Partners and Thayer Lodging Group	2007	73
John H. Toole	Partner with Cooley Godward Kronish LLP	2007	69

Lammot J. du Pont, the co-founder of our Company, has served as Executive Chairman of our Board since our inception. In 1997, Mr. du Pont, along with Mr. Fateh, co-founded a real estate development company. From April 1995 to April 1996, Mr. du Pont held the position of Special Assistant, Capital Markets Regulatory Reform Project, with the Center for Strategic and International Studies (CSIS). From March 1993 to April 1995, he held the position of Full Committee Staff Member with the U.S. House of Representatives (Committee on Banking & Financial Services). From April 1989 to June 1990, Mr. du Pont held the position of Analyst and Trust & Estates Representative at JPMorgan. Mr. du Pont earned his B.A. in Economics from Williams College and his M.B.A. from Georgetown University.

As one of two management representatives on our board, Mr. du Pont provides an insider’s perspective in board discussions about our business and strategic direction and has experience in all aspects of our business. Mr. du Pont has significant experience in the real estate and data center industries. Prior to our initial public offering, or IPO, through a variety of entities, he and Mr. Fateh acquired, developed, leased and managed many of our current operating properties. Mr. du Pont has extensive experience in real estate development and, through entities unrelated to us, continues to manage the acquisition, development, leasing and management of various non-data center real estate assets.

Hossein Fateh, the co-founder of our company, has served as our President and Chief Executive Officer and as a director since our inception. In 1997, Mr. Fateh, along with Mr. du Pont, co-founded a real estate development company. From 1990 to 1997, Mr. Fateh was Vice President of a broad-based Washington, D.C. real estate development company. Mr. Fateh earned his bachelor’s degree in Business Administration from George Washington University and his Masters of Science in Finance from George Washington University.

As one of two management representatives on our board, Mr. Fateh provides an insider’s perspective in board discussions about our business and strategic direction and has experience in all aspects of our business. Mr. Fateh has significant experience in the real estate and data center industries. As discussed above, he and Mr. du Pont acquired, developed, leased and managed many of our current operating properties prior to our IPO. Mr. Fateh has extensive experience in real estate acquisition, development, leasing, financing and sales and, through entities unrelated to us, continues to manage the acquisition, development, leasing and management of various non-data center real estate assets.

Mark Amin has served on our Board of Directors since completion of our IPO in October 2007. In 2001, Mr. Amin founded and has since served as Chief Executive Officer of Sobini Films, a private financier and producer of motion pictures. From 2000 to 2009, Mr. Amin served as Vice Chairman of the board of directors of Lionsgate Entertainment, a producer and distributor of motion pictures. From 1999 to 2008, Mr. Amin served as Chairman of CinemaNow, Inc., a provider of feature films through the internet and video-on-demand. In 1985, Mr. Amin founded and, from 1994 to 2000, served as Chairman and Chief Executive Officer of Trimark Pictures, a publicly-traded film production and distribution company that merged with Lionsgate Entertainment in 2000. From 2000 to 2008, Mr. Amin served on the board of directors of JumpTV. Mr. Amin earned a B.A. in Economics from the University of Kansas and an M.B.A. from the University of California at Los Angeles.

Mr. Amin has expansive public company leadership and governance experience acquired through his tenure on our Board of Directors and his service on other boards of directors as well as through his managing and overseeing, in the capacity of chief executive officer, the operations of other public companies. We believe that this background provides Mr. Amin with valuable qualifications and skills in governing our company.

Michael A. Coke has served on our Board of Directors since completion of our IPO in October 2007. Since February 2010, Mr. Coke has served as the President, Chief Financial Officer and a director of Terreno Realty Corporation, which acquires and manages industrial real estate. From September 2007 to February 2010, Mr. Coke served as the managing partner of Terreno Capital Partners LLC, a real estate investment management firm. From January 1999 to March 2007, Mr. Coke served as chief financial officer of AMB, a leading global developer, owner and operator of industrial real estate. While at AMB, Mr. Coke also served as executive vice president until May 2007, and was AMB’s chief accounting officer from 1998 until January 2007. From October 2005 to May 2007, Mr. Coke served as President and Chief Executive Officer of IAT Aviation Facilities, Inc., a listed Canadian Income Trust. Prior to AMB, Mr. Coke spent seven years with Arthur Andersen LLP, where he most recently served as an audit manager. Mr. Coke received a bachelor’s degree in business administration and accounting from California State University at Hayward. He is a former Certified Public Accountant.

Mr. Coke has extensive leadership, finance and industry experience. Mr. Coke has extensive leadership experience as an executive officer of large, complex, publicly-traded organizations. Mr. Coke was a member of AMB’s Investment Committee and was responsible for capital markets, accounting, tax, information systems, dispositions, valuations, risk management and financial planning groups totaling more than 130 officers and associates in five countries. At Arthur Andersen, he primarily served public and private real estate companies, including several publicly-traded REITs, and specialized in real estate auditing and accounting, mergers, initial public offerings and business acquisition due diligence. Mr. Coke’s valuable financial expertise, combined with his experience as the chief financial officer of public companies, allow him to provide experienced leadership of our audit committee.

Thomas D. Eckert has served on our Board of Directors since completion of our IPO in October 2007. Since December 2005, he has served as the President and Chief Executive Officer of Capital Automotive Real Estate Services, Inc., which owns and manages net-leased real estate used primarily by large automotive retailers and is the operating affiliate of the private entity that acquired Capital Automotive REIT. In October 1997, Mr. Eckert co-founded Capital Automotive REIT and, from 1997 through its acquisition by Capital Automotive Real Estate Services in December 2005, served as its President and Chief Executive Officer. From 1983 to 1997, Mr. Eckert was employed by Pulte Home Corporation, a leading homebuilding firm, serving from 1994 to 1997 as President of Pulte’s Mid-Atlantic Region. From 1970 to 1978, Mr. Eckert was a Certified Public Accountant with Arthur Andersen LLP. Mr. Eckert earned his Bachelor of Business Administration from the University of Michigan.

Mr. Eckert is an experienced board member, currently serving as Chairman of the board of directors of The Munder Funds, a mutual fund group, and as a trustee of Chesapeake Lodging Trust, an investment company organized focused primarily on upper upscale hotels in major business, airport and convention markets. Mr. Eckert formerly served on the boards of Capital Automotive REIT, Fieldstone Investment Corporation and the National Association of Real Estate Investment Trusts. Mr. Eckert’s finance and real estate-related industry experience, and his leadership experience as chief executive officer of large, complex organizations, provides our board with valuable expertise in these areas.

Frederic V. Malek has served on our Board of Directors since completion of our IPO in October 2007. In 1992, Mr. Malek founded and has since served as the Chairman of Thayer Capital Partners, a Washington DC-based merchant bank. In 1991, Mr. Malek founded and has since served as the Chairman of Thayer Lodging Group, a hotel investment company. From 1989 to 1992, he served as President, Co-Chief Executive Officer and Vice Chairman of Northwest Airlines. From 1981 to 1998, he served as President of Marriott Hotels. Mr. Malek earned his B.S. from the United States Military Academy at West Point and earned his M.B.A. from the Harvard Business School.

Mr. Malek has extensive leadership, finance and industry experience. Mr. Malek is an experienced board member who currently serves on the board of CB Richard Ellis Group, Inc., a commercial real estate services firm. Mr. Malek formerly served on the boards of four other large, complex organizations: Northwest Airlines; FPL Group, Inc., which generates, transmits, distributes and sells electric energy in Florida; Federal National Mortgage Association, a government-sponsored enterprise that supports liquidity, stability and affordability in the secondary mortgage market; and Automatic Data Processing, Inc., a provider of human resource, payroll, tax and benefits administration solutions. Mr. Malek’s service on a number of boards of directors has provided him valuable insight in addressing governance issues and the necessary experience to serve as our lead independent director.

John H. Toole has served on our Board of Directors since completion of our IPO in October 2007. Since 2000, Mr. Toole has been a partner with the law firm Cooley Godward Kronish LLP, where he practices real estate and business law. He is active in the National Association for Industrial and Office Properties (NAIOP) and served as a member of its national Board of Directors from 2002 to 2008. Mr. Toole earned his B.S from the McIntire School of Commerce, University of Virginia and his J.D. from Washington College of Law, American University. He is admitted to practice law in Virginia and the District of Columbia.

Mr. Toole’s law practice consists of representing owners, developers, investors and users of various types of commercial real estate in acquisitions, dispositions, leasing and construction, and various types of real estate-related financing transactions. We believe that Mr. Toole’s expansive real estate-related industry experience and legal perspective provides our board with valuable expertise in these areas.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL ONE.

PROPOSAL TWO

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT REGISTERED

PUBLIC ACCOUNTING FIRM

The Audit Committee of our Board of Directors, which is composed entirely of independent directors, has appointed Ernst & Young LLP as our company’s independent registered public accounting firm for the year ending December 31, 2010. Although stockholder approval is not required, we desire to obtain from our stockholders an indication of their approval or disapproval of the Audit Committee’s action in appointing Ernst & Young LLP as the independent registered public accounting firm of our company for 2010. If our stockholders do not ratify and approve this appointment, the appointment will be reconsidered by the Audit Committee and our Board of Directors. For additional information regarding our independent registered public accounting firm, see “Relationship with Independent Registered Public Accounting Firm” below.

A representative of Ernst & Young LLP will be present at our Annual Meeting, where the representative will be afforded an opportunity to make a statement and to respond to appropriate questions.

The vote of a majority of all votes cast at the Annual Meeting at which a quorum is present is necessary to ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for 2010.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL TWO.

INFORMATION ABOUT OUR BOARD OF DIRECTORS AND ITS COMMITTEES

Independence of Our Board of Directors

Our Bylaws and Corporate Governance Guidelines and the listing standards of the NYSE require that a majority of our directors be independent. Our Board of Directors has adopted categorical standards to assist it in evaluating the independence of each of the directors. The guidelines include, and either meet or exceed, the independence requirements of the NYSE listing standards and are available on our website at www.dft.com/investor_relations/.

Under the director independence guidelines, the Board must affirmatively determine that a director has no relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director. To facilitate this determination, each director annually completes a questionnaire that provides information about relationships that might affect the determination of independence. Management provides the Nominating and Corporate Governance Committee and Board with relevant facts and circumstances of any relationship bearing on independence of a director or nominee that are outside the categories permitted under the director independence guidelines. The categorical standards describe various types of relationships that could potentially exist between a board member and the Company and set thresholds at which such relationships would be deemed to be material.

Based on these criteria, our Board of Directors has affirmatively determined that each of the following current members of our Board of Directors is independent under our Corporate Governance Guidelines, director independence guidelines and NYSE listing standards: Mark Amin, Michael A. Coke, Thomas D. Eckert and Frederic V. Malek. We presently have seven directors, including these four independent directors.

Our Board of Directors has established standing committees to assist it in the discharge of its responsibilities. The principal responsibilities of each committee are described below. Actions taken by any committee of our Board of Directors are reported to the Board, usually at the meeting following such action.

Board Leadership Structure

Since our inception in 2007, the roles of Chairman and Chief Executive Officer have been separate, in large part due to the desire of each of our two founders, Messrs. du Pont and Fateh, to have a leadership role on the executive management team, particularly considering each founder’s significant equity stake in the Company and their respective roles with our predecessor entities. Our Board of Directors continues to believe that our current leadership structure, including separate Chairman and Chief Executive Officer positions, is appropriate at the present time. To supplement the role of Chairman, we rely on a lead independent director, Frederic V. Malek, who meets periodically with the non-management members of our Board.

Risk Oversight

Our Board of Directors is actively involved in overseeing risk management. This oversight is conducted primarily through committees of the Board. The Board receives full reports from each committee chair regarding the committee’s considerations and actions. In addition to getting direct information from its committees, the Board receives updates directly from members of management. In particular, Messrs. du Pont and Fateh, due to their management positions, are able to frequently communicate with other members of our management and update the Board on the important aspects of our day-to-day operations. The full Board also oversees strategic and operational risks.

The Audit Committee oversees our risk policies and processes relating to the financial statements and financial reporting processes, as well as key credit risks, liquidity risks, market risks and compliance, and the guidelines, policies and processes for monitoring and mitigating those risks. The Audit Committee also monitors risks arising from related person transactions. The Audit Committee meets with the audit partner of the firm that conducts the review of internal controls over financial reporting to discuss the annual audit plan and any issues that such partner believes warrant attention.

The Compensation Committee oversees risk management as it relates to our compensation plans, policies and practices in connection with structuring our executive compensation programs and reviewing our incentive compensation programs for other employees and has reviewed with management whether our compensation programs may create incentives for our employees to take excessive or inappropriate risks which could have a material adverse effect on us.

The Nominating and Corporate Governance Committee oversees risks related to our governance structure and processes.

Executive Sessions of Our Non-Management Directors

The non-management directors of our Board of Directors meet from time to time in executive sessions that exclude members of the management team. Our Board of Directors held three executive sessions during 2009. Our Lead Independent Director presides over all meetings of non-management directors. During these meetings, the Lead Independent Director has the power to lead the meeting, set the agenda and determine the information to be provided. The Board of Directors has appointed Frederic V. Malek to serve as the Lead Independent Director to serve until the 2011 annual meeting of stockholders. Stockholders and other interested persons may contact the Lead Independent Director in writing by mail c/o DuPont Fabros Technology, Inc., 1212 New York Avenue, NW, Suite 900, Washington, DC 20005, Attention: Frederic V. Malek.

Audit Committee

Our Board of Directors has established an Audit Committee, which consists of Messrs. Coke (Chair), Eckert and Malek. Our Board of Directors has determined that each current member of the Audit Committee is independent, as that term is defined under the independence standards for Audit Committee members prescribed under the rules of the Securities and Exchange Commission (the “SEC”), the listing standards of the NYSE and our Bylaws and Corporate Governance Guidelines, and that each of the members of the Audit Committee is financially literate, as that term is interpreted by our Board of Directors. In addition, our Board of Directors has determined that Mr. Coke is an “audit committee financial expert” as that term is defined in the SEC rules. The Audit Committee operates under a written charter adopted by our Board of Directors. The primary duties and responsibilities of the Audit Committee include, among other things, evaluating:

•	our accounting and financial reporting processes;

•	the integrity and audits of our consolidated financial statements;

•	our compliance with legal and regulatory requirements;

•	the qualifications and independence of our independent registered public accounting firm; and

•	the performance of our independent registered public accounting firm and any internal auditors.

The Audit Committee met eight times in 2009.

For more information, please see “Audit Committee Report” below.

Compensation Committee

Our Board of Directors has established a Compensation Committee, which consists of Messrs. Amin (Chair), Eckert and Malek. Our Board of Directors has determined that each current member of the Compensation Committee is independent in accordance with the Company’s independence criteria discussed above under “—Independence of Our Board of Directors.” The Compensation Committee operates under a written charter adopted by our Board of Directors. The primary duties and responsibilities of the Compensation Committee include, among other things:

•	evaluating the performance and compensation paid by us to our executive officers;

•	administering our incentive plans;

•	assisting management in complying with our proxy statement and annual report disclosure requirements; and

•	producing a report on executive compensation to be included in our proxy statement for our annual meetings.

The Compensation Committee is responsible for establishing, modifying and approving the compensation program for our named executive officers. The Compensation Committee may include in its meetings members of our management team, representatives of the independent auditor and any other personnel whose presence the committee believes to be necessary or appropriate. The committee may also form and delegate authority to subcommittees. In addition, the Compensation Committee has the authority to retain compensation consultants to assist in the evaluation of the compensation of our directors and executive officers. With respect to outside director compensation, any changes to our current director compensation program would be made by the full board upon the recommendation of the Compensation Committee, with input from the Nominating and Corporate Governance Committee. Additional information regarding the Compensation Committee’s processes and procedures can be found below in “Executive Compensation—Compensation Discussion and Analysis.”

The Compensation Committee met five times in 2009.

Nominating and Corporate Governance Committee

Our Board of Directors has established a Nominating and Corporate Governance Committee, which consists of Messrs. Malek (Chair), Amin and Eckert. Our Board of Directors has determined that each current member of the Nominating and Corporate Governance Committee is independent in accordance with the Company’s independence criteria discussed above under “—Independence of Our Board of Directors.” The Nominating and Corporate Governance Committee operates under a written charter adopted by our Board of Directors. The primary duties and responsibilities of the Nominating and Corporate Governance Committee include, among other things:

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identifying, recruiting and recommending to the full Board of Directors qualified candidates for election as directors and recommending a slate of nominees for election as directors at the annual meeting of stockholders;

•	developing and recommending to the Board of Directors corporate governance guidelines, including the committee’s selection criteria for director nominees;

•	reviewing and making recommendations on matters involving the general operation of the Board of Directors and our corporate governance;

•	recommending to the Board of Directors nominees for each committee of the Board of Directors; and

•	facilitating the annual assessment of the Board of Directors’ performance and reporting thereon to the Board of Directors.

The Nominating and Corporate Governance Committee met four times in 2009.

Other Committees

From time to time, our Board of Directors may establish other committees as circumstances warrant and any such committee would have the authority and responsibility delegated to them by the Board of Directors.

Code of Business Conduct and Ethics

Our Board of Directors has adopted a code of business conduct and ethics that applies to our officers, directors and employees. Among other matters, our code of business conduct and ethics is designed to deter wrongdoing and to promote:

•	honest and ethical conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships;

•	full, fair, accurate, timely and understandable disclosure in our SEC reports and other public communications;

•	compliance with applicable governmental laws, rules and regulations;

•	prompt internal reporting of violations of the code to appropriate persons identified in the code; and

•	accountability for adherence to the code.

Only our audit committee will be able to approve any waiver of the code of business conduct and ethics for our executive officers or directors, and we will disclose any such waiver promptly. We intend to satisfy the disclosure requirement under Item 5.05 of Form 8-K relating to amendments to or waivers from any provision of the Code of Business Conduct and Ethics applicable to our Chief Executive Officer, Chief Financial Officer and Chief Accounting Officer by posting such information on our website at www.dft.com, under the section, “Investor Relations, Governance Documents.”

Availability of Corporate Governance Materials

Stockholders may view our corporate governance materials, including the charters of our Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee, our Corporate Governance Guidelines and our Code of Business Conduct and Ethics, on our website at www.dft.com, and these documents are available in print to any stockholder upon request by writing to DuPont Fabros Technology, Inc., 1212 New York Avenue, NW, Suite 900, Washington, DC 20005, Attention: Richard A. Montfort, Jr., Secretary. Information at or connected to our website is not and should not be considered a part of this proxy statement.

Director Nominations

Nominating and Corporate Governance Committee. The Nominating and Corporate Governance Committee of our Board of Directors performs the functions of a nominating committee. The Nominating and Corporate Governance Committee’s charter describes the committee’s responsibilities, including identifying, reviewing, evaluating and recommending director candidates for nomination by our Board of Directors. Our Corporate Governance Guidelines also contain information concerning the responsibilities of the Nominating and Corporate Governance Committee with respect to identifying and evaluating director candidates. Both documents are available on our website at www.dft.com. Information at or connected to our website is not and should not be considered a part of this proxy statement.

Director Candidate Recommendations and Nominations by Stockholders. The Nominating and Corporate Governance Committee’s charter provides that the committee will consider recommendations of candidates for our Board of Directors by stockholders. Stockholders must submit any such recommendations for the consideration of our Nominating and Corporate Governance Committee through the method described under “Communications with Our Board of Directors” below. In addition, any stockholder of record entitled to vote for the election of directors at the 2011 Annual Meeting of Stockholders may nominate persons for election to our Board of Directors if that stockholder complies with the notice procedures summarized in “Stockholder Proposals for Our 2011 Annual Meeting” below. Recommendations by stockholders that are made in accordance with these procedures will receive the same consideration by the Nominating and Corporate Governance Committee as other suggested nominees.

Process for Identifying and Evaluating Director Candidates. The Nominating and Corporate Governance Committee evaluates all director candidates in accordance with the criteria described in our Corporate Governance Guidelines. The Committee evaluates any candidate’s qualifications to serve as a member of the Board of Directors based on the skills and characteristics of individual Board members as well as the composition of the Board of Directors as a whole. In addition, the Nominating and Corporate Governance Committee will evaluate a candidate’s independence and diversity, skills and experience in the context of the Board of Directors’ needs. The Nominating and Corporate Governance Committee seeks to identify director candidates whose skills and attributes are consistent with these criteria. To assist in the recruitment of new members to our board, the Nominating and Corporate Governance Committee may employ one or more third-party search firms. All approvals of nominations are determined by the full Board of Directors.

Our employment agreements with each of Messrs. du Pont and Fateh provide that, during the term of the agreement and, following any termination or expiration of the employment agreement, if either of Messrs. du Pont or Fateh beneficially owns at least 9.8% of our outstanding common stock, calculated on a diluted basis assuming conversion of all outstanding units of limited partnership interest in our operating partnership, DuPont Fabros Technology, L.P. (“OP units”), into shares of our common stock, Messrs. du Pont and/or Mr. Fateh, as applicable, are entitled to be nominated for election to our board of directors at each meeting of our stockholders at which directors are elected.

Communications with Our Board of Directors

Our Board of Directors has established a process for stockholders to send communications to our Board of Directors. Stockholders can send communications to our Board of Directors and, if applicable, to any committee or to specified individual directors in writing c/o DuPont Fabros Technology, Inc., 1212 New York Avenue, NW, Suite 900, Washington, DC 20005, Attention: Frederic V. Malek (or the name of the director with whom the stockholder desires to communicate). The Company does not screen mail, except when warranted for security purposes, and all such letters will be forwarded to our Board of Directors and/or any such specified committee or individual directors.

Stockholder Proposals for Our 2011 Annual Meeting

Our Board of Directors will provide for presentation of proposals by our stockholders at the 2011 Annual Meeting of Stockholders, provided that any such proposals are submitted by eligible stockholders who have complied with the relevant regulations of the SEC regarding stockholder proposals.

Although the date has passed for a stockholder to submit a proposal for consideration at the 2010 Annual Meeting, stockholder proposals may be included in the agenda for the 2011 Annual Meeting of Stockholders if properly submitted in accordance with our Bylaws. Stockholders intending to submit proposals for presentation at our 2011 Annual Meeting of Stockholders, scheduled to be held in May 2011, must submit their proposals in writing, and we must receive these proposals at our executive offices on or before December 15, 2010, for inclusion in our proxy statement and the form of proxy relating to our 2011 Annual Meeting. We will determine whether or not to include any proposal in our proxy statement and form of proxy on a case-by-case basis in accordance with our judgment and the regulations governing the solicitations of proxies and other relevant regulations of the SEC. We will not consider proposals received after December 15, 2010 for inclusion in our proxy materials for our 2011 Annual Meeting of Stockholders. Stockholder proposals submitted outside the processes of Rule 14a-8 of the rules promulgated under the Securities Exchange Act of 1934, as amended, will be considered untimely if received after February 28, 2011.

Section 11 of Article II of our Bylaws provides that in order for a stockholder to nominate a candidate for election as a director at an annual meeting of stockholders or propose business for consideration at such meeting, notice must be given in writing to our Secretary not later than the close of business on the 90th day prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders nor earlier than the 120th day prior to the first anniversary of the date of the preceding year’s annual meeting of stockholders. As a result, any notice given by or on behalf of a stockholder pursuant to the provisions of the Bylaws must be delivered in writing via personal delivery or United States certified mail, postage prepaid to our Secretary c/o DuPont Fabros Technology, Inc., 1212 New York Avenue, NW, Suite 900, Washington, DC 20005, Attn: Richard A. Montfort, Jr., Secretary, not earlier than January 19, 2011, and not later than February 18, 2011, in order to be included in the agenda for our 2011 Annual Meeting of Stockholders. The stockholder filing the notice of nomination must include:

•	As to the stockholder giving the notice:

•	the name and address of such stockholder and/or stockholder associated person, as they appear on our stock ledger, and current name and address, if different;

•	the number of shares of our common stock beneficially owned by that stockholder and/or stockholder associated person;

•	a representation that the stockholder giving the notice intends to appear at the meeting in person or by proxy to submit the business specified in such notice;

•

to the extent known, the name and address of any other stockholder supporting the nominee for election or re-election as a director, or the proposal of other business known on the date of such stockholder’s notice; and

•	all other information relating to the nomination or proposed business which may be required to be disclosed under applicable law.

•	As to each person whom the stockholder proposes to nominate for election as a director:

•	the name, age, business address and residence address of the person;

•	the number of shares of our common stock that are beneficially owned by the person;

•	the date such shares were acquired and the investment intent of such acquisition;

•

all other information relating to the person that is required to be disclosed in solicitations of proxies for election of directors or is otherwise required by the rules and regulations of the SEC; and

•	the written consent of the person to be named in the proxy statement as a nominee and to serve as a director if elected.

In order for a stockholder to bring other business before a meeting of the stockholders, notice must be received by us within the time limits described above. That notice must include:

•	the information described above with respect to the stockholder proposing such business;

•	a description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting;

•	the complete text of any resolutions intended to be presented at the annual meeting; and

•	any material interest of the stockholder in such business.

Any stockholder desiring a copy of our Bylaws will be furnished one without charge upon written request to our Secretary.

Director Attendance at Meetings of our Board of Directors and Annual Meeting

Our Board of Directors held nine meetings during 2009. All directors attended 75% or more of the aggregate number of meetings of the Board of Directors and its committees on which they served during this period.

We have a policy that directors attend the Annual Meeting of Stockholders. All directors, other than Mr. Eckert, attended the 2009 Annual Meeting of Stockholders.

Involvement in Certain Legal Proceedings

On August 12, 2004, Mr. Malek and Thayer Capital Partners, of which Mr. Malek is Chairman, consented to the entry of an order by the SEC making findings and imposing civil monetary penalties and cease-and-desist orders for violating certain provisions of the Securities Act and the Investment Advisers Act of 1940. The order resulted from an investment made by a pension fund in a private equity fund affiliated with Thayer Capital in which Thayer failed to disclose to the investor the payment of a consulting fee. The order did not bar Mr. Malek or Thayer Capital Partners from the securities or investment advisory industries, and Mr. Malek and Thayer Capital Partners did not admit or deny the findings. Our Board of Directors believes that nothing in the order is reflective of Mr. Malek’s character or ability to serve as a director.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

Policy and Procedure for Related Person Transactions

The Audit Committee of the Board of Directors, pursuant to its written charter, is charged with the responsibility of reviewing and approving any transaction required to be disclosed as a “related party” transaction under applicable law, rules, or regulations, including the rules and regulations of the SEC. While the Audit Committee has not adopted any specific policies or procedures for conducting such reviews, the Audit Committee considers each transaction in light of the specific facts and circumstances presented and approves or ratifies such transaction (without the vote of any interested person) only if it is judged to be fair and in the best interests of the Company. Other than as described below, no such transactions have occurred since January 1, 2009.

Lease Arrangements

We lease our headquarters from an entity controlled by Messrs. du Pont and Fateh, our Executive Chairman and President and Chief Executive Officer, respectively. In September 2009, we renewed the term of the lease for a portion of leased headquarters space that was scheduled to expire, and now the term related to the entire leased headquarters space expires in September 2014. Under the terms of the headquarters lease, we are required to pay base rent, with annual increases of 3%, plus our pro rata share of increases in real estate taxes. For 2009, we paid $0.3 million under the headquarters lease. The interests in these payments of Messrs. du Pont and Fateh are limited to their respective ownership interests of this entity. We believe that the terms of this lease are fair and reasonable and reflect the terms that we would expect to obtain in an arm’s length transaction for comparable space elsewhere in Washington, D.C.

Aircraft Charter

From time to time during 2009, we chartered an aircraft for business-related travel that was owned by an entity that Messrs. du Pont and Fateh owned and controlled. For 2009, we paid a total of $0.2 million under these charters. The interests in these payments of Messrs. du Pont and Fateh are limited to their respective ownership interests of this entity. We believe that the rates paid for these charters are fair and reasonable and reflect the terms that we would expect to obtain in an arm’s length transaction for use of a comparable aircraft.

Registration Rights

All holders of OP units, including Messrs. du Pont and Fateh, have registration rights with respect to shares of our common stock that may be issued to them in connection with redemption of the OP units held by them. In December 2008, the SEC declared effective a registration statement on Form S-3 that we filed under which holders of OP units may sell shares of our common stock that are issued to them in connection with redemption of any of their OP units.

COMPENSATION OF DIRECTORS

Our policy for the compensation of each independent director is to provide an award of our common stock with a value of $40,000, a $40,000 annual cash retainer and the following additional retainers:

•	For our Lead Independent Director, an additional annual cash retainer of $10,000;

•	For the chair of the Audit Committee, an additional annual cash retainer of $16,000; and

•	For each of the chairs of the Compensation Committee and the Nominating and Corporate Governance Committee, an additional cash retainer of $12,000.

In addition, for each meeting attended, we pay our independent directors the following fees:

•	$1,500 for each board and committee meeting attended in person; and

•	$500 for each board meeting attended telephonically where the board member was not reasonably able to attend in person.

For 2009, the directors determined to be paid their respective cash retainers—the $40,000 retainer and all additional retainers—in shares of our common stock, which shares were granted on May 19, 2009.

At the time that we completed our IPO in October 2007, we granted an award of stock to each of our independent directors that was designed to cover the one-year period following our IPO. In November 2008, the directors determined that, because the per share price of a share of our common stock was less than $2.00 at the time, making such an award at the time of first anniversary of our IPO would be unnecessarily dilutive to our stockholders. Consequently, the directors determined to take no action with respect to awards of common stock until the 2009 annual meeting of stockholders. On May 19, 2009, the date of the 2009 annual meeting of stockholders, the Compensation Committee granted a stock award to each independent director in an amount equal to $63,123, which represented the $40,000 annual stock award related to the directors’ one-year term commencing as of May 19, 2009, and a $23,123 stock award related to the period of service from the first anniversary of the IPO to the date of the 2009 annual meeting of stockholders. The number of shares awarded to directors in 2009 was based on the average of the opening and closing per share price of our common stock on May 19, 2009, or $7.99.

The following table presents information relating to total compensation of our directors for the year ended December 31, 2009. Compensation for Lammot J. du Pont, our Executive Chairman of the Board, and Hossein Fateh, our President and Chief Executive Officer, can be found in the “Executive Compensation” section of this proxy statement. Messrs. du Pont and Fateh and John H. Toole, another non-independent director, receive no compensation for their service on the Board of Directors.

Name	Fees Earned or Paid in Cash	Stock Awards(1)	Total
Mark Amin	$15,500	$115,128	$130,628
Michael A. Coke	$18,000	$119,131	$137,131
Thomas D. Eckert	$20,000	$103,127	$123,127
Frederic V. Malek	$30,500	$125,131	$155,631
John H. Toole	$0	$0	$0

(1)	The amounts disclosed in the “Stock Awards” column represent the aggregate grant date fair value of all shares granted to our directors during 2009, calculated in accordance with FASB ASC Topic 718. These grants are comprised of (i) the annual stock award related to the directors’ one-year term commencing as of May 19, 2009 (for which the grant date fair value for each director was approximately $40,006), (ii) common shares awarded to directors who elected to receive common shares in lieu of their respective retainers paid in cash (for which the grant date fair value for Mr. Amin’s award was $51,999, for Mr. Coke’s award was $56,002, for Mr. Eckert’s award was $39,998, for Mr. Malek’s award was $62,002), and (iii) the stock award related to the period of service from the first anniversary of the IPO to the date of the 2009 annual meeting of stockholders on May 19, 2009 (for which the grant date fair value for each director was $23,123). The assumptions used to compute the grant date fair value of these stock awards for each director in fiscal year 2009 are set forth in Note 13 to our financial statements contained in our Annual Report on Form 10-K or for the fiscal year ended December 31, 2009.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Under federal securities laws, our executive officers, directors and any persons beneficially owning more than ten percent of a registered class of our equity securities are required to report their ownership and any changes in that ownership to the SEC and to the NYSE. These persons are also required by SEC rules and regulations to furnish us with copies of these reports. Precise due dates for these reports have been established, and we are required to report in this proxy statement any failure to timely file these reports by those due dates by these persons during 2009.

Based on our review of the reports and amendments to those reports furnished to us or written representations from these persons that these reports were not required from those persons, we believe that all of these filing requirements were satisfied by these persons during 2009, except for the following: Messrs. du Pont and Fateh each failed to timely file one Form 4 related to a disposition of OP units on March 17, 2009. This transaction has since been reported by each of Messrs. du Pont and Fateh and all transactions are reflected in this proxy statement.

EXECUTIVE OFFICERS

Executive Officers

The following table contains information regarding the executive officers of the Company. These officers are appointed annually by the Board of Directors and serve at the Board’s discretion.

Name	Age	Position
Lammot J. du Pont	43	Executive Chairman of the Board
Hossein Fateh	42	President and Chief Executive Officer
Mark L. Wetzel	51	Executive Vice President, Chief Financial Officer and Treasurer
Richard A. Montfort, Jr.	49	General Counsel and Secretary
Jeffrey H. Foster	47	Chief Accounting Officer

For information on Messrs. du Pont and Fateh, please see their respective biographical descriptions provided above under the caption “Proposal 1: Election of Directors—Nominees for Election as Directors.”

Mark L. Wetzel has been our Executive Vice President, Chief Financial Officer and Treasurer since July 2008. From 2006 to 2007, Mr. Wetzel was a Division Chief Financial Officer of Vornado Realty Trust’s Merchandise Mart division. From 2005 to 2006, Mr. Wetzel was Senior Vice President and Chief Accounting Officer of Equity Residential, a real estate investment trust. From 2001 to 2005, Mr. Wetzel was Senior Vice President, Financial Reporting & Budgeting of Equity Residential.

Richard A. Montfort, Jr. has been our General Counsel and Secretary since April 2008. From September 2007 to March 2008, Mr. Montfort was Vice President, Securities & Finance of Sprint Nextel Corporation. From 2003 to September 2007, Mr. Montfort was Director, Securities & Finance of Sprint Nextel Corporation and its predecessor, Nextel Communications, Inc.

Jeffrey H. Foster has served as our Chief Accounting Officer since July 2007. From April 2005 to May 2007, Mr. Foster served as Senior Vice President and Chief Accounting Officer of Global Signal, Inc. From June 2003 to April 2005, Mr. Foster served as Senior Vice President—Finance and Corporate Controller at Danka Office Imaging.

SHARE OWNERSHIP OF DIRECTORS AND EXECUTIVE OFFICERS

The following table sets forth the beneficial ownership, as of March 26, 2010, of shares of our common stock, shares of common stock for which OP units, including LTIP units, are redeemable, and shares of our common stock that may be acquired upon the exercise of stock options within a specified period of time by (1) each of our named executive officers, (2) each of our directors and (3) all of our executive officers and directors as a group. As of March 26, 2010, 44,160,631 shares of common stock, 23,688,975 OP units and 341,145 LTIP units were outstanding. OP units are currently redeemable by the holder for cash or, at our election if the holder has elected to redeem his or her OP units, shares of our common stock on a one-for-one basis. Under certain circumstances, LTIP units are redeemable under the same terms as OP units. For purposes of the table below, we have assumed that LTIP units currently are redeemable for shares of our common stock on a one-for-one basis. The Company, which is the general partner of the OP, also holds 44,160,631 OP units, which are not included in any of the calculations in the table below.

Each person named in the table has sole voting and investment power with respect to all of the shares of common stock shown as beneficially owned by such person, except as otherwise set forth in the notes to the table. The address of each named person is c/o DuPont Fabros Technology, Inc., 1212 New York Avenue, N.W., Washington, D.C. 20005.

Beneficial Owners	Number of Shares and OP Units Beneficially Owned	Percentage of All Shares(1)	Percentage of All Shares and OP Units(2)
Lammot J. du Pont(3)	6,236,228	12.5	9.2
Hossein Fateh(4)	5,408,428	11.0	8.0
Mark L. Wetzel(5)	224,272	*	*
Richard A. Montfort, Jr.(6)	68,171	*	*
Jeffrey H. Foster(7)	53,392	*	*
Mark Amin(8)	414,644	*	*
Michael A. Coke	114,910	*	*
Thomas D. Eckert	14,812	*	*
Frederic V. Malek(9)	790,511	1.8	1.2
John H. Toole(10)	122,292	*	*
All Directors and Executive Officers as a group (10 persons)	13,447,660	24.3	19.8

*	Less than 1.0%
(1)	For purposes of this calculation, the number of common shares deemed outstanding includes (a) 44,160,631 shares of common stock currently outstanding, (b) the number of shares of common stock issuable to the named person(s) upon redemption of OP units and LTIP units that they currently hold for shares of our common stock on a one-for-one basis, and (c) the number of shares of common stock issuable to the named person(s) upon the exercise of stock options exercisable within 60 days of March 26, 2010.
(2)	For purposes of this calculation, the number of shares of common stock and units deemed outstanding includes (a) 44,160,631 shares of common stock currently outstanding, (b) 23,688,975 OP units and 341,145 LTIP units currently outstanding, and (c) the number of shares of common stock issuable to the named person(s) upon the exercise of stock options exercisable within 60 days of March 26, 2010.
(3)	Represents (i) 404,511 shares of common stock held directly by Mr. du Pont or indirectly through a limited liability company of which Mr. du Pont is the sole member; (ii) 5,111,675 OP units owned by an entity controlled by Mr. du Pont; (iii) 547,642 OP units that represent the pecuniary interest held by Mr. du Pont through entities of which Mr. du Pont has an ownership interest and is an executive officer or managing member; (iv) 95,239 fully vested LTIP units owned by Mr. du Pont; and (v) options to purchase 77,161 shares of common stock. Mr. du Pont has pledged approximately 3,541,320 OP units as collateral to secure his personal guarantee of amounts outstanding under a line of credit for the benefit of an entity controlled by Messrs. du Pont and Fateh.

(4)	Represents (i) 467,686 shares of common stock held directly by Mr. Fateh or indirectly through a limited liability company of which Mr. Fateh is the sole member; (ii) 4,691,182 OP units owned by an entity controlled by Mr. Fateh; (iii) 95,239 fully vested LTIP units owned by Mr. Fateh; and (iv) options to purchase 154,321 shares of common stock. Mr. Fateh has pledged approximately 3,541,320 OP units as collateral to secure his personal guarantee of amounts outstanding under a line of credit for the benefit of an entity controlled by Messrs. du Pont and Fateh.
(5)	Includes options to purchase 56,585 shares of common stock.
(6)	Includes options to purchase 23,663 shares of common stock.
(7)	Includes options to purchase 20,577 shares of common stock.
(8)	Includes 36,652 shares of common stock indirectly owned through a trust of which Mr. Amin is a trustee and beneficiary.
(9)	Includes 286,361 OP units owned directly by Mr. Malek and 286,585 OP units indirectly owned through a trust of which Mr. Malek’s children are the beneficiaries.
(10)	Includes 72,292 OP units held by an affiliate of Mr. Toole, of which he is the majority owner.

SHARE OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

To our knowledge and based upon information available to us in securities filings made by our stockholders with the SEC, beneficial owners of more than 5% of our shares of common stock as of the dates indicated, are as follows:

Name and Address of Beneficial Owner	Number of Shares Beneficially Owned		Percent of Class
The Vanguard Group, Inc.	3,976,080	(1)	9.0%
100 Vanguard Blvd.
Malvern, PA 19355
BlackRock, Inc.	2,874,573	(2)	6.5%
420 East 52nd Street
New York, NY 10022
AEW Capital Management, L.P.	2,562,255	(3)	5.8%
World Trade Center East
Two Seaport Lane
Boston, MA 02110

(1)	Based on information provided in a Schedule 13G/A filed on February 4, 2010, The Vanguard Group, Inc. has sole voting power with respect to an aggregate of 36,760 shares, sole dispositive power with respect to an aggregate of 3,939,320 shares and shared dispositive power with respect to an aggregate of 36,760 shares.
(2)	Based on information provided in a Schedule 13G filed on January 29, 2010, BlackRock, Inc. and certain of its subsidiaries have sole voting power with respect to an aggregate of 2,874,573 shares and sole dispositive power with respect to an aggregate of 2,874,573 shares.
(3)	Based on information provided in a Schedule 13G filed on February 12, 2010, by AEW Capital Management, L.P. and AEW Capital Management, Inc. (collectively, the “AEW Entities”). Collectively, the AEW Entities have sole voting power with respect to an aggregate of 2,160,055 shares and sole dispositive power with respect to an aggregate of 2,562,255 shares.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

The members of the Compensation Committee of the Board of Directors are Mark Amin, Thomas D. Eckert and Frederic V. Malek, each of whom is independent in accordance with the Company’s criteria. No Compensation Committee interlocks or insider participation on compensation decisions exist.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis section of this proxy statement with management and, based on such review and discussion, the committee recommends that it be included in this proxy statement.

COMPENSATION COMMITTEE

Mark Amin, Chairman

Thomas D. Eckert

Frederic V. Malek

The Compensation Committee Report does not constitute “soliciting material” and shall not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, except to the extent we specifically incorporate this information by reference.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This compensation discussion and analysis describes the compensation program for our named executive officers for 2009.

Our named executive officers for 2009 are: Lammot J. du Pont, Executive Chairman; Hossein Fateh, President and Chief Executive Officer; Mark L. Wetzel, Executive Vice President, Chief Financial Officer and Treasurer; Richard A. Montfort, Jr., General Counsel and Secretary; and Jeffrey H. Foster, Chief Accounting Officer.

Compensation Philosophy and Objectives

Compensation Philosophy. The Compensation Committee is responsible for establishing, modifying and approving the compensation program for our named executive officers. We believe that a significant portion of the compensation paid to executive officers should be closely aligned with our performance on both a short-term and long-term basis. In order to achieve this objective, in addition to annual base salaries, our executive compensation program consists of a combination of annual cash-based incentive compensation and long-term equity-based incentive compensation. We use equity-based awards that vest over time as long-term incentives because we view our company-wide performance and growth (which we believe will ultimately be reflected in our stock price) as the relevant long-term metric, while our annual cash awards can be targeted to reward the attainment of specific shorter-term performance objectives. This program is designed to encourage high performance, promote accountability and align the interests of our named executive officers with those of our stockholders by linking a significant portion of executive compensation directly to increases in stockholder value. We seek to provide total compensation to each of our executive officers that is comparable to the total compensation paid by comparable real estate investment trusts, or REITs, and other technology companies in our peer group, as discussed in more detail below.

Compensation Objectives. The following are the principal objectives we seek to achieve when setting compensation for our named executive officers:

•	retain our executive officers and attract qualified and experienced executives who can contribute positively to our operating and financial performance and help maximize stockholder value;

•	motivate our executives to achieve our business objectives; and

•	align the interests of our executives with those of our stockholders.

Retention of key employees is important to our business, particularly because we develop, operate and manage wholesale data centers that are highly specialized, secure facilities. Our success depends, to a significant degree, on being able to employ and retain key personnel who are in limited supply and great demand. In particular, we depend on the efforts of Messrs. du Pont and Fateh, because our reputation among, and our relationships with, our key stakeholders – tenants, contractors, infrastructure providers, other vendors, stockholders and lenders – are the direct result of a significant investment of time and effort by Messrs. du Pont and Fateh to establish our credibility in a highly specialized industry. As a result, we seek to compensate our key employees, including our named executive officers, at a level designed to retain their services over the long-term.

To achieve our principal compensation objectives, our program includes significant amounts of equity-based compensation, as we believe that the successful execution of our business objectives will result in increases in the value of our common stock over time. In this regard, our executive officers are also subject to the downside risk of a decrease in the value of their compensation in the event that the price of our common stock declines. Our named executive officers as a group, and Messrs du Pont and Fateh in particular, have significant ownership interests in us. See “Share Ownership of Directors and Executive Officers” above.

Role of Executive Officers and Consultants in Compensation Decisions

Although the Compensation Committee has established our overall compensation philosophy and determines the compensation of our Executive Chairman, Chief Executive Officer and other executive officers, the Compensation Committee seeks recommendations from Messrs. du Pont and Fateh with respect to the performance of, and compensation decisions related to, the other executive officers. The Committee believes it is valuable to consider the recommendations of Messrs. du Pont and Fateh with respect to these matters because, given their knowledge of our operations, the data center industry and the day-to-day responsibilities of our executive officers, they are in a unique position to provide the Committee perspective into the performance of our executive officers in light of our business at a given point in time.

For the development of our 2009 compensation program, the Compensation Committee retained Watson Wyatt as its independent compensation consultant. Watson Wyatt provides us advisory services only with respect to executive compensation, and works with management only at the request and under the direction of the Compensation Committee. Watson Wyatt reviewed the compensation components for our 2009 program for our named executive officers and advised the Compensation Committee on the appropriateness of the components of the program, including our incentive and equity-based compensation plans, and severance agreements that were proposed for Messrs. Montfort and Foster. A representative of Watson Wyatt attended the Compensation Committee meetings at which the 2009 program was discussed and developed, and made himself available to provide guidance to the Compensation Committee on other compensation issues as they arose.

At the request of the Compensation Committee, in connection with the development of the 2009 program, Watson Wyatt prepared benchmarking data with respect to a peer group of real estate and technology companies. The companies included in this peer group for the 2009 program are set forth below under “2009 Executive Compensation Overview.” Watson Wyatt also reviewed our process for determining, and the compensation decisions made with respect to, our named executive officers as compared to similarly-situated officers of our peer group companies.

2009 Executive Compensation Overview

Use of Peer Group Data. For the development of our compensation program for 2009, the Compensation Committee considered the elements of annual compensation of the named executive officers of the following group of real estate and technology companies:

Real Estate Investment Trusts:	Technology Companies:
Digital Realty Trust, Inc.	Keynote Systems, Inc.
Extra Space Storage, Inc.	Navisite, Inc.
Sovran Self Storage, Inc.	Savvis, Inc
U-Store-It Trust	Switch & Data Facilities Company
Eastgroup Properties	Terremark Worldwide, Inc.
First Potomac Realty Trust

Given the nature of our business, which combines elements of real estate development and management and the design and operation of state-of-the-art data center facilities, the Compensation Committee believed that data from a peer group of companies from both REITs and technology companies appropriately reflected the compensation of the types of individuals that we need to attract and retain to operate our business.

In late 2008 and early 2009, the Compensation Committee analyzed compensation data of the five highest paid executive officers from our peer group. The total of annual base salary, target short-term incentive opportunity and the amount of the award under the long-term incentive compensation plan for Mr. Fateh, our chief executive officer, was between the median and 75th percentile for the chief executive officers of our peer group, which the Compensation Committee believed was an appropriate range of compensation for Mr. Fateh. The total of annual base salary, target short-term incentive opportunity and the amount of the award under the long-term incentive compensation plan of each of our other named executive officers was between the 25th and 75th percentile for individuals with similar positions at the companies in our peer group – or similar rankings within the summary compensation tables for such companies – which the Compensation Committee believed was an appropriate range of compensation for these officers. Based on this analysis and the Compensation Committee’s belief that Messrs. du Pont and Fateh – notwithstanding their significant equity holdings in our Company – should each be compensated for their significant contributions to our Company, the Compensation Committee determined that Messrs. du Pont and Fateh should participate in our short-term cash and long-term equity incentive compensation plans for 2009, together with Messrs. Wetzel, Montfort and Foster.

Overview of 2009 Compensation. A summary of the primary elements of 2009 base and target compensation with respect to each of our named executive officers is set forth in the table below.

	Annual Base Salary	2009 Short-Term Incentive Compensation Plan		2009 Long-Term Incentive Compensation Plan
		Target Opportunity	Actual Payout	Dollar Denominated Award	Equity Grant
					Restricted Stock	Stock Options
Lammot J. du Pont	$250,000	$250,000	$356,667	$750,000	73,099	231,481

Hossein Fateh	$250,000	$250,000	$356,667	$1,500,000	146,199	462,963

Mark L. Wetzel	$275,000	$165,000	$282,700	$550,000	53,607	169,754

Richard A. Montfort, Jr.	$235,000	$117,500	$201,316	$230,000	22,418	70,988

Jeffrey H. Foster	$231,750	$115,875	$198,532	$200,000	19,494	61,729

Elements of 2009 Compensation. The following comprises the primary elements of the 2009 compensation program for our named executive officers:

Annual Base Salary. Base salary provides the named executive officers with a fixed level of compensation that serves as a retention tool and also provides stable annual income for each executive officer at a level consistent with such officer’s role and responsibilities. Any adjustments to the base salaries of named executive officers are based on determinations made solely by the Compensation Committee taking into account factors that may include, among others, the executive’s role and responsibility, skills and experience, future potential with our company, salary levels for similarly-situated employees at our peer group of companies, and internal pay equity.

Base salaries for Messrs. du Pont and Fateh were set at the time of our IPO based primarily on evaluations of compensation at comparable companies together with discussions with the underwriters of our IPO. We did not make any adjustments to the base salaries of Messrs. du Pont or Fateh for 2008 or 2009.

Base salaries for Messrs. Wetzel, Montfort and Foster were set at the respective times of their initial employment with us. For 2009, the Compensation Committee made no adjustments to annual base salaries, other than a 2% increase in Mr. Montfort’s base salary to an annual rate of $235,000 in recognition of his performance during 2008.

2009 Short-Term Incentive Cash Compensation. In February 2009, the Compensation Committee adopted the 2009 cash Short-Term Incentive Plan (the “2009 STIC Plan”) and established the performance objectives that were applicable to the plan’s participants, including each of our named executive officers. The 2009 STIC Plan provided for the payment of cash incentive awards to plan participants in early 2010 if, and to the extent that, certain performance objectives were achieved based on Company and individual participant performance during 2009. The 2009 STIC plan is an important part of how we reward our employees, and we believe it reflects our commitment to producing solid financial results and meeting our business objectives (as illustrated by the fact that, as discussed below, whether an award is made pursuant to the plan is highly dependent on our financial and operational results).

Payments were determined using three variables: (i) the participant’s annual incentive target opportunity, which is based on a percentage of the participant’s base salary; (ii) actual performance compared with the performance objectives described below; and (iii) relative weightings for each of the performance objectives.

We establish target opportunities under the 2009 STIC plan for each named executive officer as a multiple of his base salary. To hold those employees with the highest levels of responsibility accountable for our performance, we vary incentive target opportunities under the STIC plan in proportion with each named executive officer’s role and responsibilities. The 2009 cash incentive target opportunities for our named executive officers are as follows: Messrs. du Pont and Fateh, 100% of base salary; Mr. Wetzel, 60% of base salary; and Messrs. Foster and Montfort, 50% of base salary. The employment agreement with Mr. Wetzel provides for a minimum target opportunity of 60% of annual base salary. The other target opportunities were selected by the Compensation Committee based on the competitive market analysis of our peer group discussed above, and in consultation with Watson Wyatt.

For Messrs. du Pont and Fateh, the performance objectives under the 2009 STIC Plan consisted of our 2009 funds from operations, or FFO, which was weighted two-thirds, and certain operational targets specific to each of them (discussed below), which was weighted one-third. For Messrs. Wetzel, Montfort and Foster, the performance objectives under the 2009 STIC Plan consisted of our 2009 FFO, certain operational targets specific to each participant (discussed below), and a discretionary element, each of which was weighted one-third.

For the FFO objective, the target was set at $1.10 per share, with a threshold set at $0.90 per share, as compared to the projected FFO guidance range for the full year 2009 of $0.96 to $1.12 per share that we announced in February 2009. In January 2010, the Compensation Committee approved a modification to the 2009 STIC Plan to exclude from the calculation of actual 2009 FFO under the plan the impact of certain one-time charges that were recorded in the fourth quarter 2009. These charges resulted from the retirement of two term loans and a line of credit using a portion of the proceeds from two financings completed in December 2009: a $150 million term loan secured by our ACC5 data center facility and the land for future development of our ACC6 data center facility; and a $550 million offering of unsecured senior notes due 2017. Specifically, the write-off of the unamortized loan costs relating to this retired indebtedness negatively impacted FFO by approximately $0.04 per share and the termination of an interest rate swap agreement related to one of the retired term loans negatively impacted FFO by approximately $0.21 per share.

In making the adjustments to the 2009 STIC Plan, the Committee recognized that the financing transactions completed in December 2009, the retirement of the indebtedness and the termination of the interest rate swap agreement were not contemplated by our business plans when we established our FFO guidance for 2009. In addition, the Committee believed that the December 2009 financings had three significant benefits: (1) they provided us with the capital needed to complete construction of the first phase of our NJ1 data center facility and the second phase of our ACC5 data center facility; (2) they enabled us to repay indebtedness that was scheduled to mature in the near term and strengthened our balance sheet; and (3) in the case of the senior notes offering, it provided us with access to the unsecured senior note market. Prior to the senior notes offering, our debt financing had been limited to loans secured by our data center properties. For these reasons, the Committee believed that, for the FFO performance objective under the plan, our actual FFO for 2009 should be adjusted to exclude the impact of the charges discussed above. Consequently, based on this modification, our actual FFO for 2009 of $0.88 per share resulted in a payout related to the FFO performance objective of 114% of target.

The Compensation Committee concluded that a payout for the operational targets portion of the performance objectives should be 200% of target for each of the named executive officers. The operational targets for Messrs. du Pont and Fateh included objectives related to overall company performance, financings, leasing, development and preparation of certain business plans, each of which each of Messrs. du Pont and Fateh met or exceeded. Mr. Wetzel’s operational targets included objectives related to overall management of the finance function of the Company, financings, liquidity, investor relations activities and internal control compliance, each of which he met or exceeded. Mr. Montfort’s operational targets included objectives related to overall management of the legal function of the Company, leasing, financings, compliance and corporate governance and assistance in the development of incentive compensation plans, each of which he met or exceeded. Mr. Foster’s operational targets included objectives related to overall management of the accounting function of the Company, financial planning and budgeting, compliance, including with respect to Sarbanes-Oxley, and personnel development, each of which he met or exceeded.

For Messrs. Wetzel, Montfort and Foster, the Committee concluded that a payout for the discretionary portion of the performance objectives should be 200% of target based on the performance of each of these individuals and the leadership that each contributed to the operation of our business and the results of the Company for 2009.

2009 Long-Term Equity Compensation. In February 2009, the Committee adopted the 2009 Long-Term Incentive Compensation Plan (the “2009 LTIC Plan”), and approved equity-based incentive awards under the plan, including for each of the named executive officers. The 2009 LTIC plan is an important part of how we reward our employees, and we believe that the equity awards made under the plan creates a strong long-term financial incentive for producing positive returns for our stockholders and aligns interests of the participants, including our named executive officers, with those of stockholders, as well as enhancing executive retention.

The stock option grants and restricted stock awards awarded pursuant to the 2009 LTIC Plan, which are not subject to any performance criteria, vest ratably in three equal portions on each of March 1, 2010, 2011 and 2012 so long as the participant remains continuously employed by us from the date of the grant through the applicable vesting date. The restricted stock granted under the plan is subject to forfeiture until vested.

The 2009 LTIC Plan equity awards for our named executive officers were set in the following dollar-denominated amounts: Mr. du Pont, $750,000; Mr. Fateh, $1,500,000; Mr. Wetzel, $550,000; Mr. Montfort, $230,000; and Mr. Foster, $200,000. These dollar-denominated amounts yielded the number of options and restricted shares set forth in the table above under “Overview of Compensation.” These awards were selected by the Compensation Committee based on the competitive market analysis of our peer group, and in consultation with Watson Wyatt.

To support our goal of aligning the interests of our named executive officers with those of our stockholders, while also rewarding our named executive officers for the successful execution of our business objectives and facilitating our retention objectives, the 2009 LTIC Plan provides that one-half of each participant’s targeted opportunity be made in the form of restricted stock and the other half be made in the form of non-qualified options to purchase our common stock. By subjecting both the restricted stock awards and stock options grants to time-based vesting schedules, we facilitate our retention objectives and emphasize the importance of enhancing our performance and increasing stockholder return. In addition, each named executive officer will realize remuneration from stock option awards only if he remains employed with us during the vesting period and the price of our common stock appreciates after the date of grant, which supports our goal of tying remuneration to stockholder return. The determination to split the 2009 LTIC Plan’s awards evenly between restricted stock and options was based on the Compensation Committee’s desire to promote its incentive and retention goals discussed above while also balancing a desire to not unnecessarily dilute current stockholders and to maintain a greater number of shares available for future issuance under our 2007 Equity Compensation Plan.

The number of stock options granted was based on the value of each option, which was determined using the Black Scholes valuation model. The exercise price of each option is $5.06, the closing price of our common stock on the grant date. The number of shares of restricted stock awarded was based on the average of the opening and closing price of the Company’s common stock on the date of grant, which was $5.13.

Certain 2010 Compensation Determinations

Peer Group. For the development of our compensation program for 2010, the Compensation Committee added seven companies to the existing peer group of REITs and technology companies. The Compensation

Committee believed that it was appropriate to expand the list of peer group companies with appropriate and comparable peers based on their industries, business focus and size, as measured by market capitalization. The following four specialty REITs were added to the peer group: Alexandria Real Estate Equities, Inc.; BioMed Realty Trust, Inc.; Corporate Office Properties Trust; and Omega Healthcare Investors, Inc. Similar to us, each of these REITs focuses its operations on a specialized segment of the real estate industry, including life sciences, healthcare and the U.S. Government, defense information technology and data sectors. The following three technology companies were added to the peer group: Acxiom Corporation, which provides interactive marketing and infrastructure management services; Equinix, Inc., which provides co-location and data center services; and Rackspace Hosting, Inc., which provides hosting and cloud computing services. The Compensation Committee believed that the business focus of each of these companies complemented our wholesale data center business focus. The peer group for 2010 had a median market capitalization that approximated our market capitalization (as of the date such companies were selected for inclusion in our peer group).

In early 2010, the Compensation Committee analyzed compensation data of the five highest paid executive officers of the peer group. The total of annual base salary, target short-term incentive opportunity and the amount of the award under the long-term incentive compensation plan for Mr. Fateh approximated the 75th percentile for the chief executive officers of our peer group, which the Compensation Committee believed was an appropriate level of compensation for Mr. Fateh. The total of annual base salary, target short-term incentive opportunity and the amount of the award under the long-term incentive compensation plan for Mr. du Pont was between the median and the 75th percentile for individuals with similar positions at the companies in our peer group—or similar rankings within the summary compensation tables for such companies—which the Compensation Committee believed was an appropriate level of compensation for Mr. du Pont. The total of annual base salary, target short-term incentive opportunity and the amount of the award under the long-term incentive compensation plan of each of our other named executive officers approximated the median for individuals with similar positions at the companies in our peer group—or similar rankings within the summary compensation tables for such companies—which the Compensation Committee believed was an appropriate level of compensation for each of these officers.

2010 Annual Base Salary. For 2010, the Compensation Committee increased the annual base salary of each of Mr. Fateh, to $450,000, Mr. Wetzel, to $325,000, Mr. Montfort, to $260,000, and Mr. Foster, to $240,000. The Compensation Committee believed that these increases were appropriate in recognition of the performance of these individuals during 2009 and based on the compensation of comparable individuals in the peer group. The Compensation Committee did not adjust Mr. du Pont’s annual base salary, as the Compensation Committee believed that Mr. du Pont’s salary was appropriate based on the compensation of comparable individuals in the peer group.

2010 Short-Term Incentive Cash Compensation. In February 2010, the Compensation Committee adopted the 2010 cash Short-Term Incentive Plan (the “2010 STIC Plan”) and established the performance objectives that will be applicable to the plan’s participants, including each of our named executive officers. The 2010 STIC Plan provides for the payment of cash incentive awards to plan participants in early 2011 if, and to the extent that, certain performance objectives are achieved based on Company and individual participant performance during 2010.

As with the 2009 STIC Plan, payments, if made, will be determined using three variables: (i) the participant’s annual incentive target opportunity, which is based on a percentage of the participant’s base salary; (ii) actual performance compared with the performance objectives described below; and (iii) relative weightings for each of the performance objectives.

The Compensation Committee made no changes to the percentage of annual base salaries on which the target opportunities for our named executive officers are based.

As with the 2009 STIC Plan, the performance objectives under the STIC Plan were as follows: For Messrs. du Pont and Fateh, our 2010 FFO, which is weighted two-thirds, and certain operational targets specific to each participant, which is weighted one-third; and, for Messrs. Wetzel, Montfort and Foster, our 2010 FFO, certain operational targets specific to each participant, and a discretionary element, each of which is weighted one-third.

2010 Long-Term Equity Compensation. In February 2010, the Committee adopted the 2010 Long-Term Incentive Compensation Plan (the “2010 LTIC Plan”), and approved equity-based incentive awards under the plan, including for each of the named executive officers. For named executive officers, fifty percent of the value of each participant’s award was made in the form of stock options and the remaining fifty percent was made in the form of restricted stock.

The stock option grants and restricted stock awards, which are not subject to any performance criteria, will vest ratably in three equal portions on each of March 1, 2011, 2012 and 2013 so long as the participant remains continuously employed by us from the date of the grant through the applicable vesting date. The restricted stock granted under the plan is subject to forfeiture until vested.

The 2010 LTIC Plan equity awards for our named executive officers were set in the following dollar-denominated amounts: Mr. du Pont, $1,000,000; Mr. Fateh, $1,750,000; Mr. Wetzel, $750,000; Mr. Montfort, $300,000; and Mr. Foster, $250,000. These awards, which yielded the number of shares and options set forth below, were selected by the Compensation Committee in recognition of the role of these individuals in our business and based on the competitive market analysis of our peer group.

The goal of the 2010 LTIC Plan and the Compensation Committee’s determination to split the 2010 LTIC Plan’s awards evenly between restricted stock and options was based on the same rationale as for the 2009 LTIC Plan.

The number of stock options granted was based on the value of each option, which was determined using the Black Scholes valuation model. The exercise price of each option is $19.89, the closing price of the Company’s common stock on the grant date. The number of shares of restricted stock awarded was based on the average of the opening and closing price of the Company’s common stock on the date of grant, which was $19.67.

A summary of the primary elements of 2010 base and target compensation with respect to each of our named executive officers is set forth in the table below.

	Annual Base Salary	2010 Short-Term Incentive Compensation Plan Target Opportunity	2010 Long-Term Incentive Compensation Plan
			Dollar Denominated Award	Equity Grant
				Restricted Stock	Stock Options
Lammot J. du Pont	$250,000	$250,000	$1,000,000	25,420	55,556

Hossein Fateh	$450,000	$450,000	$1,750,000	44,484	97,223

Mark L. Wetzel	$325,000	$195,000	$750,000	19,065	41,667

Richard A. Montfort, Jr.	$260,000	$130,000	$300,000	7,626	16,667

Jeffrey H. Foster	$240,000	$120,000	$250,000	6,355	13,889

Benefits Upon Termination of Employment and Change in Control

We have entered into agreements with each of our named executive officers that provide that each is entitled to certain compensation if, among other things, such executive is terminated without cause or such executive resigns for good reason, including in connection with a change in control of us. The compensation that a named executive may receive includes a cash payment, the vesting and acceleration of equity awards and the continuation of certain health benefits. For additional information regarding the benefits that a named executive is entitled to upon termination, including in connection with a change in control of us, see “—Potential Payments Upon Termination or Change in Control” below.

These arrangements are designed to, among other things, increase the willingness of each of our named executive officers to remain with us notwithstanding the employment uncertainties related to a possible change in control. Although the Compensation Committee considers the total estimated value a named executive officer would realize upon termination in connection with a change in control or other qualifying termination event, the Compensation Committee does not principally rely upon that information in deciding the elements of annual compensation for our named executive officers. Rather, the retention of these named executive officers and their continued focus and objectivity during a potential change in control is the primary purpose of these severance arrangements, while retention and motivation to achieve performance goals in a normal operating environment are the principal factors considered by the Committee in establishing elements of annual compensation. In addition, the agreements related to the awards of restricted stock and stock options discussed above provide for the accelerated vesting of these awards upon a change in control of us. The Compensation Committee believes that our employees, whose work has contributed to our value, should share in any consideration paid for our company in a transaction that results in a change in control of us.

Other Elements of Compensation

Personal Benefits. We periodically provide certain benefits to our executive officers that we believe are important to attract and retain talented executives. In 2009, these benefits included payments to Mr. Wetzel for temporary housing and relocation-related expenses, and certain tax gross-up payments made in connection with such expenses. See Footnote 6 to the Summary Compensation Table below.

Retirement Savings. All employees are eligible to participate in our 401(k) Retirement Savings Plan, or 401(k) Plan. We provide this plan to help employees save a portion of their cash compensation for retirement on a tax-deferred basis. Under the 401(k) Plan, employees are eligible to defer a portion of their salary, and we, in our discretion, may make a matching contribution and/or a profit sharing contribution. Currently, we match 50% of each participant’s contributions up to 8% of his or her eligible compensation. We do not offer defined benefit pension or supplemental executive retirement plans to any of our employees, including the named executive offices.

Health and Welfare Benefits. Our compensation program includes a comprehensive array of health and welfare benefits. Our named executive officers participate in the same benefit programs, plans and arrangements that are provided to all of our full-time employees. We pay all of the costs for some of these benefit plans, and participants contribute a portion of the cost for other benefit plans.

Summary Compensation Table

The table below sets forth the actual and annual base salary and other compensation payable to each of our named executive officers during the years ended December 31, 2009 and 2008, and the period from October 24, 2007 (the closing date of our IPO) to December 31, 2007.

Name and Principal Position	Year	Salary(1)	Stock Awards(2)	Option Awards(3)	Non-Stock Incentive Plan Compensation(4)	All Other Compen- sation		Total
Lammot J. du Pont,	2009	$250,000	$375,003	$342,608	$356,667	$8,646	(5)	$1,332,924
Executive Chairman	2008	$250,000	—	—	—	$8,040		$258,040
	2007	$46,575	$2,800,371	—	—	$30,590		$2,877,536

Hossein Fateh,	2009	$250,000	$750,001	$685,215	$356,667	$8,646	(5)	$2,050,529
President and Chief Executive Officer	2008	$250,000	—	—	—	$8,040		$258,040
	2007	$46,575	$2,800,371	—	—	$33,838		$2,880,784

Mark L. Wetzel	2009	$275,000	$275,004	$251,247	$282,700	$47,246	(6)	$1,131,197
Executive Vice President, Chief Financial Officer and Treasurer	2008	$136,442	$493,732	—	$82,500	$47,984		$760,658

Richard A. Montfort, Jr.	2009	$235,000	$115,004	$105,067	$201,316	$8,272	(5)	$664,659
General Counsel and Secretary	2008	$172,692	$329,272	—	$86,250	$5,362		$593,576

Jeffrey H. Foster,	2009	$231,750	$100,004	$91,363	$198,532	$8,646	(5)	$630,295
Chief Accounting Officer	2008	$228,577	$100,787	—	$333,700	$7,958		$671,022
	2007	$41,918	$550,011	—	—	—		$591,929

(1)	Represents amounts of base salary earned during the period covered.
(2)	The amounts disclosed in the “Stock Awards” column represent the aggregate grant date fair value of all shares granted to our named executive officers during the applicable fiscal year, calculated in accordance with FASB ASC Topic 718. As disclosed above under “Executive Compensation—Compensation Discussion and Analysis—2009 Executive Compensation Overview—Overview of 2009 Compensation,” the 2009 amounts disclosed for each named executive officer represent the restricted shares granted to him in connection with the 2009 LTIC Plan. No other shares were awarded to any of the named executive officers during 2009. The assumptions used in determining the grant date fair value of the shares are set forth in Note 13 to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
(3)	The amounts disclosed in the “Options Awards” column represent the aggregate grant date fair value of all options granted to our named executive officers during the applicable fiscal year, calculated in accordance with FASB ASC Topic 718. As disclosed above under “Executive Compensation—Compensation Discussion and Analysis—2009 Executive Compensation Overview—Overview of 2009 Compensation,” the 2009 amounts disclosed for each named executive officer represent the options granted to him in connection with the 2009 LTIC Plan. No other options were awarded to any of the named executive officers during 2009. The assumptions used in determining the grant date fair value of the options are set forth in Note 13 to our financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2009.
(4)	The amounts disclosed in the “Non-Stock Incentive Plan Compensation” column represent the cash payouts to the named executive officers pursuant to the 2009 STIC Plan and the 2008 short-term cash incentive plan, as applicable.
(5)	Consists of amounts contributed by us under our 401(k) plan and for life insurance premiums paid by us.
(6)	Consists of $24,027 of temporary housing and relocation-related allowances, $14,385 of tax gross-up payments made in connection with such allowances, parking and related expenses, amounts contributed by us under our 401(k) plan and life insurance premiums paid by us.

Grants of Plan-Based Awards

The table below summarizes awards under our short-term incentive plan and awards of restricted stock and stock options to our named executive officers in 2009.

Name	Grant Date	Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			All Other Stock Awards: Number of Shares of Stock or Units (#)(2)	All Other Option Awards: Number of Securities Underlying Options (#)(2)	Exercise of Base Price of Option Awards ($/Sh)	Grant Date Fair Value of Stock and Option Awards ($)
		Threshold ($)	Target ($)	Maximum ($)
Lammot J. du Pont	February 26, 2009	—	$250,000	$500,000
	February 26, 2009				73,099	231,481	5.06	$717,611

Hossein Fateh	February 26, 2009	—	$250,000	$500,000
	February 26, 2009				146,199	462,963	5.06	$1,435,216

Mark L. Wetzel	February 26, 2009	—	$165,000	$230,000
	February 26, 2009				53,607	169,754	5.06	$526,251

Richard A. Montfort, Jr.	February 26, 2009	—	$117,500	$235,000
	February 26, 2009				22,418	70,988	5.06	$220,071

Jeffrey H. Foster	February 26, 2009	—	$115,875	$231,750
	February 26, 2009				19,494	61,729	5.06	$191,367

(1)	As disclosed above under “Executive Compensation—Compensation Discussion and Analysis—2009 Executive Compensation Overview—Elements of 2009 Compensation—2009 Short-Term Incentive Cash Compensation,” each named executive officer was eligible to receive cash incentive payments pursuant to our 2009 STIC Plan. The amounts set forth in these columns represent the “target” and “maximum” amounts of cash that the named executive officer was eligible to receive pursuant to the 2009 STIC Plan. The actual amounts awarded to each named executive officer, as determined by the Compensation Committee in February 2010, are set forth in the “Non-Stock Incentive Plan Compensation” column of the Summary Compensation Table, above.
(2)	As disclosed above under “Executive Compensation—Compensation Discussion and Analysis—2009 Executive Compensation Overview—Overview of 2009 Compensation,” each of our named executive officers received awards in February 2009 pursuant to our 2009 LTIC Plan. The awards, which were denominated in cash for each named executive officer, yielded the number of restricted shares and stock options set forth in these columns.

Narrative to Summary Compensation and Grants of Plan-Based Awards Tables

Employment Agreements

As discussed above, we have entered into agreements with each of our named executive officers. Each agreement has a term of three years and, upon expiration, will be extended for an additional one-year term, unless one party provides notice that it does want to extend the term.

The material terms of these agreements are as follows:

•	Minimum base salary—$250,000 in the case of Messrs. du Pont and Fateh, and $275,000 in the case of Mr. Wetzel; the agreements with Messrs. Montfort and Foster do not provide for a minimum base salary;

•

Annual short-term compensation eligibility based on criteria determined by the Compensation Committee—target opportunity set at 60% of base salary in the case of Mr. Wetzel (see “—Compensation Discussion and Analysis” above for additional information); the agreements with Messrs. du Pont, Fateh, Montfort and Foster do not provide for a minimum targeted short-term compensation opportunity;

•	Eligibility to participate in our long-term incentive plan (see “—Compensation Discussion and Analysis” above for additional information);

•	Severance payments under various employment termination scenarios (see “—Potential Payments Upon Termination or Change in Control” below for additional information);

•

Eligibility to participate in our benefit plans that may be available to other senior executives generally, on the same terms as may be applicable to such other executives (see “—Compensation Discussion and Analysis” above for additional information);

•	Covenants not to compete with us (see “—Potential Payments Upon Termination or Change in Control” below for additional information); and

•	Indemnification from certain claims during the performance of their duties.

Components of Compensation

For Messrs. du Pont and Fateh, all cash compensation was paid in the form of base salary during 2008 and for the period of October 24, 2007 (the closing date of our IPO) through December 31, 2007, as management determined that it would recommend to the Compensation Committee that no incentive cash compensation be awarded to those individuals during those periods. For 2008, cash compensation for Messrs. Wetzel, Montfort and Foster included both base salary and short-term incentive compensation. For 2009, each of the named executive officers participated in the 2009 STIC Plan (which is a cash-based plan). See “—Compensation Discussion and Analysis” above.

In October 2007, we made awards of stock and LTIP units to Messrs. du Pont and Fateh, and an award of stock to Mr. Foster, in connection with the completion of our IPO in October 2007, in recognition of the efforts of these individuals in connection with our formation and IPO. In connection with these awards, management determined that it would recommend to the Compensation Committee that Messrs. du Pont and Fateh not receive any equity-based awards during 2008.

During 2008, Messrs. Wetzel, Foster and Montfort each received an award of time-based vesting restricted shares. In the case of Messrs. Wetzel and Montfort, these awards were made in connection with the commencement of their employment with us. For 2009, each of the named executive officers participated in the 2009 LTIC Plan and received equity-based awards under the plan. See “—Compensation Discussion and Analysis” above.

All other compensation provided to our named executive officers generally was based on the personal, retirement, health and welfare and, in the case of Mr. Wetzel, certain temporary housing and relocation-related benefits described in “—Compensation Discussion and Analysis” above. In 2007, Messrs. du Pont and Fateh were reimbursed for certain legal fees incurred in connection with our IPO.

Outstanding Equity Awards at Fiscal Year End

The following table lists the restricted shares of common stock awarded to our named executive officers that are unvested and outstanding, and the market value of these shares, as of December 31, 2009. No discount has been taken to reflect risk of forfeiture or restrictions on transferability.

	Option Awards				Stock Awards
Name	Number of Securities Underlying Unexercised Options (#) Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units or Stock That Have Not Vested (#)		Market Value of Shares or Units of Stock That Have Not Vested ($)(1)
Lammot J. du Pont	231,481	(2)	5.06	February 26, 2019	73,099	(2)	$1,315,051
Hossein Fateh	462,963	(2)	5.06	February 26, 2019	146,199	(2)	$2,630,120
Mark L Wetzel	169,754	(2)	5.06	February 26, 2019	71,792	(3)	$1,291,538
Richard A. Montfort, Jr	70,988	(2)	5.06	February 26, 2019	34,169	(4)	$614,700
Jeffrey H. Foster.	61,729	(2)	5.06	February 26, 2019	23,668	(5)	$425,787

(1)	The closing price of our common stock on December 31, 2009 was $17.99.
(2)	Options and shares vest ratably over three years on each of March 1, 2010, 2011 and 2012.
(3)	18,185 of the shares vest ratably over two years on each of July 8, 2010 and 2011, and 53,607 of the shares vest ratably over three years on each of March 1, 2010, 2011 and 2012.
(4)	11,751 of the shares vest ratably over two years on each of January 2, 2010 and 2011, and 22,418 of the shares vest ratably over three years on each of March 1, 2010, 2011 and 2012.
(5)	4,174 of the shares vest ratably over two years on each of August 7, 2010 and 2011, and 19,494 of the shares vest ratably over three years on each of March 1, 2010, 2011 and 2012.

Stock Vested During 2009

The following table discloses the number of shares of restricted stock that vested during 2009 and the value realized on vesting. No stock options were exercised by any of our named executive officers during 2009.

Name	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Lammot J. du Pont	—	—
Hossein Fateh	—	—
Mark L Wetzel	9,093	$78,291
Richard A. Montfort, Jr	5,876	$13,103
Jeffrey H. Foster.	2,088	$24,993

(1)	Value realized on vesting is calculated based on the closing price of our common stock on the applicable vesting date.

Potential Payments Upon Termination or Change in Control

The following tables represent the payments due to our named executive officers in the event that employment termination or change in control payments would have been triggered under their employment agreements as of December 31, 2009. As described in “—Compensation Discussion and Analysis” above, we have entered into employment or severance agreements with each of our named executive officers.

For purposes of the discussion below, the following are summaries of the definitions for “change in control,” “cause,” “good reason” and “disability.” These definitions are substantially the same for each agreement. The following descriptions are summaries only, and each applicable employment agreement between us and a named executive officer, and each applicable plan document related to equity-based awards, sets forth the relevant definition in full.

“Cause” generally means that the named executive officer (i) is convicted of a felony or an act of fraud, (ii) engages in a willful and continued failure to substantially perform his duties, or (iii) in the case of Messrs. Wetzel, Montfort and Foster, violates our Code of Business Conduct and Ethics.

“Change in control” generally means any of the following: (i) the acquisition by a person or group of 50% or more of the voting power of our securities; (ii) a change in the composition of a majority of our directors; (iii) the consummation of a merger, reorganization, business combination or similar transaction, other than in the case where, following such transaction, (A) our stockholders immediately prior to the transaction continue to own more than 50% of the voting power of the combined entity, and (B) no person or group beneficially owns more than 50% of the voting power of the combined entity; or (iv) our liquidation or dissolution.

“Good reason” generally means, without the named executive officer’s written consent, the occurrence of any of the following: (i) the material adverse alteration of an executive’s duties or responsibilities, organizational status, or title; (ii) certain relocations from where the executive currently works; (iii) certain material reductions in salary; (iv) a material breach of his employment agreement by us; (v) our failure to obtain an agreement from any successor to perform his employment agreement; and (vi) in the case of the employment agreements between us and Messrs. du Pont and Fateh, a change in control of us.

“Disability” generally means the named executive officer is unable to perform the essential functions of his position for six months in the aggregate during any twelve month period or based on the written certification by two licensed physicians of the likely continuation of such condition for such period.

Payments Due Upon Termination Without Cause or Resignation for Good Reason

Messrs. du Pont and Fateh. Under the terms of the respective employment agreement between us and each of Messrs. du Pont and Fateh, if we terminate the executive’s employment without cause or the executive resigns for good reason, upon execution of a release of claims acceptable to us and compliance with certain non-competition provisions, such executive will be entitled to receive, in addition to any compensation earned but not paid through the date of termination, the following benefits:

•

a lump sum cash payment equal to the sum of (A) the executive’s then current base salary and (B) the average of the two highest annual cash bonuses, if any, paid or approved for payment to the executive during the preceding three completed performance years, or, if the executive has not been employed for at least three completed performance years, the highest annual cash bonus, if any, paid or approved for payment to the executive during the term of his employment;

•

a lump sum cash payment of a short-term incentive award for the year of termination, in an amount equal to the executive’s target opportunity, pro rated for the period of time during the year that the executive was employed by us;

•	full vesting of any unvested equity incentive awards or termination of any forfeiture restrictions applicable to any restricted stock awards, as applicable;

•

full vesting of any unvested performance-based equity awards, as if the performance objectives on which such awards are conditioned had been met at the greater of the target level at the date of termination and actual performance at the date of termination; and

•	at our expense, the right to continued participation by the executive and his spouse and dependent children in our group health plans for up to 18 months following the termination.

Mr. Wetzel. Under the terms of the employment agreement between us and Mr. Wetzel, if we terminate his employment without cause or he resigns for good reason, upon execution of a release of claims acceptable to us and compliance with certain non-competition provisions, he will be entitled to receive, in addition to any compensation earned but not paid through the date of termination, the following benefits:

•

a lump sum cash payment equal to two times the sum of (A) his then current base salary and (B) the average of the three most recent payments under our short-term incentive compensation plan, if any, paid or approved for payment to him (or if fewer than three short-term incentive compensation plan payments have been paid or approved for payment to him, the highest payment, if any, paid or approved for payment to him during the term of his employment);

•

a lump sum cash payment of a short-term incentive award for the year of termination, in an amount equal to his target opportunity, pro rated for the period of time during the year that he was employed by us;

•	full vesting of any unvested equity incentive awards or termination of any forfeiture restrictions applicable to any restricted stock awards, as applicable;

•

full vesting of any unvested performance-based equity awards, as if the performance objectives on which such awards are conditioned had been met at the target level at the date of termination, pro rated for the time completed during the performance period; and

•	at our expense, the right to continued participation by Mr. Wetzel and his spouse and dependent children in our group health plans for up to one year following the termination.

Messrs. Montfort and Foster. Under the terms of the respective severance agreement between us and each of Messrs. Montfort and Foster, if we terminate the executive’s employment without cause or the executive resigns for good reason, upon execution of a release of claims acceptable to us and compliance with certain non-competition provisions, such executive will be entitled to receive, in addition to any compensation earned but not paid through the date of termination, the following benefits:

•	he will receive a cash payment equal to the sum of (A) his then current base salary, plus (B) 100% of his target award opportunity under our short-term incentive compensation plan;

•	all unvested equity awards that would have vested during the 12 month period following termination will fully vest and become exercisable or free from restrictions; and

•	he will be entitled to one year of health insurance coverage.

In addition, the terms of an agreement that governs a restricted stock award to Mr. Montfort, of which 11,751 shares are unvested as of December 31, 2009, and an agreement that governs a restricted stock award to Mr. Foster, of which 4,174 shares are unvested as of December 31, 2009, provides that the award will vest in full in the event that we terminate such individual’s employment without cause.

Set forth in the table below is the amount of compensation to which each of the named executive officers would be entitled if he was terminated by us without cause or he resigned for good reason, on December 31, 2009:

Name	Lump Sum	Stock and Option Awards(1)	Short-Term Incentive Plan	Benefits	Total
	($)	($)	($)	($)	($)
Lammot J. du Pont	$250,000	$4,308,131	$250,000	$18,000	$4,826,131
Hossein Fateh	$250,000	$8,616,232	$250,000	$18,000	$9,134,232
Mark L. Wetzel	$715,000	$3,486,457	$165,000	$12,000	$4,378,457
Richard A. Montfort, Jr.	$352,500	$651,379	—	$12,000	$1,015,879
Jeffrey H. Foster	$347,625	$457,670	—	$12,000	$817,295

(1)	The amounts set forth in this column include only the value of unvested or unexercisable, as applicable, equity awards that would vest in connection with a termination of employment in the circumstances described above. The equity holdings for each of these named executive officers are set forth above under “Share Ownership of Certain Beneficial Owners.”

Payments Due Upon Change in Control

Messrs. du Pont, Fateh and Wetzel. The terms of the employment agreements between us and each of Messrs. du Pont, Fateh and Wetzel provide no compensation in addition to that described above under “Payments Due Upon Termination Without Cause or Resignation for Good Reason” if, following a change in control of us, we terminate their employment without cause or they resign, except that each of them are entitled to a gross-up of his respective severance payments received in connection with a termination of employment following a change in control to the extent any portion of his severance is deemed to be a “parachute payment” subject to parachute payment excise taxes under Section 280G of the Internal Revenue Code, provided, however, that, if the parachute payment does not exceed a specified threshold dollar amount, the parachute payment will be reduced to avoid any parachute payment excise taxes. Assuming a change in control of us on December 31, 2009, the amount of this gross-up would be approximately $600,000 for Mr. du Pont and approximately $1.1 million for Mr. Fateh, and there would be no gross-up for Mr. Wetzel. Under the employment agreements of Messrs. du Pont and Fateh, a change in control of us is deemed to give them “good reason” to resign. In addition, the terms of the respective agreements that govern the restricted stock awards to Messrs. du Pont, Fateh and Wetzel provide that the awards will vest in full upon a change in control.

Messrs. Montfort and Foster. Under the terms of the respective severance agreement between us and each of Messrs. Montfort and Foster, if, within three months before or 12 months following a change in control of us, either Mr. Foster of Mr. Montfort, as applicable, is terminated by us without cause or resigns for good reason, upon execution of a release of claims acceptable to us and compliance with certain non-competition provisions, he will be entitled to receive:

•	a cash payment equal to two times his then current base salary;

•

a cash payment equal to two times the average of his three most recent annual incentive payments (or amounts approved for payment) under our short-term incentive compensation plan, if any, or, if fewer than three short-term incentive compensation plan payments have been paid (or approved for payment), the highest payment, if any, paid (or approved for payment) to him during the agreement’s term (and if no such payments have been made or approved, then his target opportunity will be the basis for this payment);

•

a pro rata short-term incentive compensation plan cash payment for the year of termination in the amount approved by our board of directors, or, if no amount has been approved, an amount equal to his target opportunity for the year of termination, based on the number of days that he was employed that year; and

•	one year of health insurance coverage.

If, within three months before a change in control, either Mr. Foster of Mr. Montfort, as applicable, is terminated by us without cause or resigns for good reason, he will receive:

•

a cash severance payment equal to any difference between (A) the amounts paid to him in connection with the pre-change in control termination and (B) the amounts he would have received upon termination following a change in control; and

•

for unvested equity-based awards held by him that were forfeited or otherwise terminated, a cash payment equal to the value of such awards that would have vested had he remained employed by us through the change in control.

In addition, the terms of the respective agreements that govern the restricted stock awards to Messrs. Montfort and Foster provide that the awards will vest in full upon a change in control.

Set forth in the table below is the amount of compensation to which each of the named executive officers would be entitled if, following a change in control of us, he was terminated by us without cause or he resigned for good reason, on December 31, 2009:

Name	Lump Sum	Stock and Option Awards(1)	Short-Term Incentive Plan	Benefits	Total
	($)	($)	($)	($)	($)
Lammot J. du Pont	$250,000	$4,308,131	$250,000	$18,000	$4,826,131
Hossein Fateh	$250,000	$8,616,232	$250,000	$18,000	$9,134,232
Mark L. Wetzel	$715,000	$3,486,457	$165,000	$12,000	$4,378,457
Richard A. Montfort, Jr.	$642,500	$1,532,575	$117,500	$12,000	$2,304,575
Jeffrey H. Foster	$1,003,500	$1,223,943	$115,875	$12,000	$2,355,318

Table assumes that no “gross up” payments are made, which per the discussion above, are estimated to be approximately $600,000 for Mr. du Pont and approximately $1.1 million for Mr. Fateh.

(1)	The amounts set forth in this column include only the value of unvested or unexercisable, as applicable, equity awards that would vest in connection with a termination of employment in the circumstances described above. The equity holdings for each of these named executive officers are set forth above under “Share Ownership of Certain Beneficial Owners.”

Payments Due Upon Termination of Employment Following Death or Disability

Messrs. du Pont and Fateh. Under the terms of the respective employment agreement between us and each of Messrs. du Pont and Fateh, upon termination of the executive’s employment as a result of death or disability, and upon execution of a release of claims acceptable to us and compliance with certain non-competition provisions, such executive will be eligible to receive, in addition to any compensation earned but not paid through the date of termination, the following benefits:

•	an amount equal to his target opportunity under a then-existing incentive compensation plan, pro rated for the period of time during the year prior to his death or when he was not disabled;

•

vesting of any unvested equity incentive awards or termination of any forfeiture restrictions applicable to any unvested restricted stock awards, as applicable, that otherwise would have vested during the 12-month period following the death or disability; and

•	at our expense, the right to continued participation by him and his spouse and dependent children in our group health plans for up to 18 months following the termination.

Mr. Wetzel. Under the terms of the employment agreement between us and Mr. Wetzel, upon termination of his employment as a result of death or disability, and upon execution of a release of claims acceptable to us and compliance with certain non-competition provisions, he will be eligible to receive, in addition to any compensation earned but not paid through the date of termination, the following benefits:

•	an amount equal to his target opportunity under a then-existing incentive compensation plan, pro rated for the period of time during the year prior to his death or when he was not disabled; and

•	at our expense, the right to continued participation by him and his spouse and dependent children in our group health plans for one year following the termination.

In addition, the terms of an agreement that governs a restricted stock award to Mr. Wetzel, of which 18,185 shares were unvested as of December 31, 2009, provides that the award will vest in full in the event that such individual’s employment terminates as a result of death or disability.

Messrs. Montfort and Foster. Under the terms of the respective severance agreement between us and each of Messrs. Montfort and Foster, upon termination of the executive’s employment as a result of disability, and upon execution of a release of claims acceptable to us and compliance with certain non-competition provisions, such executive will be eligible to receive, in addition to any compensation earned but not paid through the date of termination, the following benefits:

•	his target bonus for the year of termination, pro rated for the number of days he was employed during that year; and

•	one year of health insurance coverage.

In addition, the terms of an agreement that governs a restricted stock award to Mr. Montfort, of which 11,751 shares are unvested as of December 31, 2009, and an agreement that governs a restricted stock award to Mr. Foster, of which 4,174 shares are unvested as of December 31, 2009, provides that the award will vest in full in the event that such individual’s employment terminates as a result of death or disability.

Set forth in the table below is the amount of compensation to which each of the named executive officers would be entitled if he was terminated by us as a result of his disability, or, in the case of Messrs. du Pont, Fateh and Wetzel, his death, on December 31, 2009:

Name	Lump Sum	Stock and Option Awards(1)	Short-Term Incentive Plan	Benefits	Total
	($)	($)	($)	($)	($)
Lammot J. du Pont	—	$1,434,627	$250,000	$18,000	$1,702,627
Hossein Fateh	—	$2,869,222	$250,000	$18,000	$3,137,222
Mark L. Wetzel	—	$327,148	$165,000	$12,000	$504,148
Richard A. Montfort, Jr.	—	$211,400	$117,500	$12,000	$340,900
Jeffrey H. Foster	—	$75,090	$115,875	$12,000	$202,965

(1)	The amounts set forth in this column include only the value of unvested unexercisable, as applicable, equity awards that would vest in connection with a termination of employment in the circumstances described above. The equity holdings for each of these named executive officers are set forth above under “Share Ownership of Certain Beneficial Owners.”

Equity Compensation Plan Information

The following table sets forth information as of December 31, 2009 with respect to compensation plans under which equity securities of the Company are authorized for issuance.

Plan Category	Number of Securities to Be Issued upon Exercise of Outstanding Options, Warrants and Rights	Weighted Average Exercise Price of Outstanding Options, Warrants and Rights	Number of Securities Remaining Available for Future Issuance under Equity Compensation Plans
Equity compensation plans approved by security holders	1,274,696	$5.06	2,185,705
Equity compensation plans not approved by security holders	—	—	—

Total	1,274,696	$5.06	2,185,705

AUDIT COMMITTEE REPORT

The Audit Committee of the Board of Directors consists of Michael A. Coke (Chairman and Audit Committee Financial Expert), Thomas D. Eckert and Frederic V. Malek and operates under a written charter adopted by our Board of Directors.

The Audit Committee oversees DuPont Fabros Technology, Inc.’s financial reporting process on behalf of the Board of Directors. Management has the primary responsibility for the financial statements and the reporting process including the internal controls over financial reporting. In this context, the Audit Committee has reviewed and discussed with management the audited financial statements in the annual report to stockholders.

The Audit Committee also has discussed with Ernst & Young LLP the matters required to be discussed by the statement on Auditing Standards 61, as modified or supplemented, including the overall scope and plan for their audit, the auditor’s judgment as to the quality, not just the acceptability, of the accounting principles, the consistency of their application and the clarity and completeness of the audited financial statements.

The Audit Committee has received the written disclosures and the letter from the independent accountant required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence, and has discussed with the independent accountant the independent accountant’s independence.

In reliance on the reviews and discussions referred to above, the Audit Committee recommended to the Board of Directors (and the Board of Directors agreed) that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2009, for filing with the Securities and Exchange Commission. The Audit Committee also appointed Ernst & Young LLP as the Company’s auditors for the 2010 fiscal year.

AUDIT COMMITTEE

Michael A. Coke, Chairman

Thomas D. Eckert, and

Frederic V. Malek

The Audit Committee Report does not constitute “soliciting material” and shall not be deemed “filed” or incorporated by reference into any of our filings under the Securities Act of 1933 or the Securities Exchange Act of 1934 that might incorporate our SEC filings by reference, in whole or in part, except to the extent we specifically incorporate this information by reference.

RELATIONSHIP WITH INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Principal Accountant Fees and Services

The following table summarizes the fees billed by Ernst & Young LLP for professional services rendered to us for 2009 and 2008:

	2009		2008
Audit Fees	$720,000	(1)	$714,725	(1)
Audit-Related Fees	$154,000	(2)	—
Tax Fees	—		—
All Other Fees	—		—

Total	$874,000		$714,725

(1)	Audit fees for each applicable year consisted of professional services rendered for the audit of our consolidated financial statements, the report on the effectiveness of internal control over financial reporting as required by the Sarbanes-Oxley Act, the review of the consolidated financial statements included in our quarterly reports on Form 10-Q, services associated with the review of registration statements and related issuances of consents and other services related to SEC matters.
(2)	Audit-related fees for 2009 included SAS 70 audits on two of data center facilities for our tenants use and a construction costs audit on one of our data center facilities.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services provided by the Company’s independent registered public accounting firm. Requests to provide services requiring pre-approval by the audit committee are submitted to the audit committee with a description of the services to be provided and an estimate of the fees to be charged in connection with such services. The audit committee approved all services to be performed by the Company’s independent registered accounting firm during 2009.

OTHER MATTERS

As of the date of this Proxy Statement, the Board of Directors does not know of any matters to be presented at the Annual Meeting other than those specifically set forth in the Notice of Annual Meeting of Stockholders. If other proper matters, however, should come before the Annual Meeting or any adjournment thereof, the persons named on the enclosed proxy card intend to vote the shares represented by them in accordance with their best judgment in respect of any such matters.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2010

This proxy statement and our annual report to stockholders are available on our website at www.edocumentview.com/dft.

HOUSEHOLDING OF PROXY MATERIALS

If you and other residents at your mailing address own common shares in street name, your broker or bank may have sent you a notice that your household will receive only one annual report and proxy statement for each company in which you hold shares through that broker or bank. This practice of sending only one copy of proxy materials is known as “householding.” If you did not respond that you did not want to participate in householding, you were deemed to have consented to the process. If the foregoing procedures apply to you, your broker has sent one copy of our annual report and proxy to your address. You may revoke your consent to householding at any time by contacting your broker or bank. In any event, if you did not receive an individual copy of this proxy statement or our annual report, we will send a copy to you if you address your written request to or call DuPont Fabros Technology, Inc., Attention: Investor Relations, 1212 New York Avenue, NW, Suite 900, Washington, DC 20004 (telephone number: 202-728-0044). If you are receiving multiple copies of our annual report and proxy statement, you can request householding by contacting Investor Relations in the same manner.

ANNUAL REPORT

The Company’s 2009 Annual Report to Stockholders is being mailed to stockholders concurrently with this proxy statement and does not form part of the proxy solicitation material.

By order of the Board of Directors,

Lammot J. du Pont

Executive Chairman of the Board

April 7, 2010

Washington, DC

DuPont Fabros Technology, Inc.

Electronic Voting Instructions
You can vote by Internet or telephone!
Available 24 hours a day, 7 days a week!
Instead of mailing your proxy, you may choose one of the two voting methods outlined below to vote your proxy.
VALIDATION DETAILS ARE LOCATED BELOW IN THE TITLE BAR.
Proxies submitted by the Internet or telephone must be received by 1:00 a.m., Central Time, on May 19, 2010.
Vote by Internet
• Log on to the Internet and go to www.envisionreports.com/DFT
• Follow the steps outlined on the secured website.
Vote by telephone
• Call toll free 1-800-652-VOTE (8683) within the USA,
US territories & Canada any time on a touch tone telephone. There is NO CHARGE to you for the call.
• Follow the instructions provided by the recorded message.

Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas.	☒

Annual Meeting Proxy Card

ð    IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.    ð

A	Proposals — THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR ALL NOMINEES” IN PROPOSAL 1 AND “FOR” PROPOSAL 2.

1.	Election of Directors:	01 - 05 -	Mark Amin Hossein Fateh	02 - 06 -	Michael A. Coke Frederic V. Malek	03 - 07 -	Lammot J. du Pont John H. Toole	04 -	Thomas D. Eckert	+

☐	Mark here to vote FOR all nominees

☐	Mark here to WITHHOLD vote from all nominees
		01	02	03	04	05	06	07
☐	For All EXCEPT - To withhold a vote for one or more nominees, mark the box to the left and the corresponding numbered box(es) to the right.	☐	☐	☐	☐	☐	☐	☐

		For	Against	Abstain
2.	To ratify the appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2010.	☐	☐	☐	3.	In his discretion, each proxy is authorized to vote upon such other business as may properly come before the Annual Meeting.

B	Non-Voting Items
Change of Address — Please print new address below.

C	Authorized Signatures — This section must be completed for your vote to be counted. — Date and Sign Below

Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Date (mm/dd/yyyy) — Please print date below.	Signature 1 — Please keep signature within the box.	Signature 2 — Please keep signature within the box.
/ /

ð    IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.    ð

Proxy — DuPont Fabros Technology, Inc.

ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON MAY 19, 2010

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

This proxy is solicited on behalf of the Board of Directors of the Company. This proxy, when properly executed, will be voted in accordance with the instructions given herein. If no instructions are given, this proxy will be vote “FOR ALL NOMINEES” in Proposal 1 and “FOR” Proposal 2 and, with respect to any other matters that properly come before the meeting, the proxies named in this proxy will vote in his discretion.

The undersigned hereby appoints Lammot J. du Pont, Hossein Fateh and Mark L. Wetzel as proxies, each with full power of substitution, to represent and vote as designated on the reverse side, all the shares of Common Stock of DuPont Fabros Technology, Inc. held of record by the undersigned on March 26, 2010, at the Annual Meeting of Stockholders to be held at the Homewood Suites by Hilton Dulles North Embassy Suites Dulles North, 44610 Waxpool Road, Ashburn, VA 20147, on May 19, 2010, or any adjournments or postponements thereof.

Please sign, date and return promptly in the enclosed envelope.

CONTINUED ON REVERSE SIDE